Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

dated as of

April 3, 2008

by and among

T2 Acquisition, LLC,

T1 WDC Inc.,

The Children's Place Services Company, LLC,

Hoop Retail Stores, LLC,

and

Hoop Canada, Inc.

i

ii

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of April 3, 2008, by and among Hoop Retail Stores, LLC, a Delaware limited liability company ("USA Seller"), Hoop Canada, Inc., a corporation incorporated under the laws of the Province of New Brunswick, Canada ("Canadian Seller" and, together with USA Seller, collectively, "Seller"), The Children's Place Services Company, LLC, a Delaware limited liability company ("TCP Services Co.", but only with respect to the specific matters relating to TCP Services Co. as set forth herein), T2 Acquisition, LLC, a Delaware limited liability company ("USA Buyer"), and T1 WDC Inc., a corporation incorporated under the laws of the Province of Nova Scotia, Canada ("Canadian Buyer" and, together with USA Buyer, collectively, "Buyer") (Seller and TCP Services Co., on the one hand, and Buyer, on the other hand, are sometimes referred to each as a "party" and collectively as the "parties").

WITNESSETH:

WHEREAS, USA Seller and Canadian Seller, which are wholly owned Subsidiaries of The Children's Place Retail Stores, Inc., a Delaware corporation ("TCP"), are engaged in the operation of a chain of specialty retail stores operated under the "Disney Store" name in the United States and Canada pursuant to the License Agreement;

WHEREAS, (i) Buyer desires to acquire certain of such specialty retail stores by way of the purchase by USA Buyer of the USA Acquired Assets from USA Seller and by Canadian Buyer of the Canadian Acquired Assets from Canadian Seller, and (ii) USA Seller and Canadian Seller wish to transfer such specialty retail stores by way of the sale of the USA Acquired Assets by USA Seller to USA Buyer and the sale of the Canadian Acquired Assets by Canadian Seller to Canadian Buyer, all in accordance with the terms and subject to the conditions of this Agreement;

WHEREAS, Seller's authority to operate the Stores using the "Disney Store" name and trademarks owned by Disney Enterprises, Inc., a Delaware corporation ("DEI"), and its Affiliates, including TDSF, and to sell the Disney Merchandise that is subject to copyrights and trademarks owned by DEI and its Affiliates derives solely from the License Agreement, a nonexclusive copyright and trademark license;

WHEREAS, TDSF alleges that the License Agreement is nonassignable as a matter of federal copyright and trademark law, and therefore nonassumable by Seller in the Bankruptcy Case pursuant to Section 365(c)(1) of the Bankruptcy Code;

WHEREAS, a Private Sale will be in the best interests of Seller;

WHEREAS, this Agreement was negotiated and documented with the understanding of all of the parties hereto that Seller would be filing a bankruptcy case and that the transactions contemplated herein would be carried out in such bankruptcy case; and

WHEREAS, TCP, DEI and TDSF have entered into a Mutual Release Agreement, dated as of March 17, 2008 (the "Mutual Release"), and concurrently herewith, TCP, DEI and TDSF are entering into a Support Agreement, dated as of even date herewith, pursuant to which, among other things, TCP has agreed to support this Agreement and the transactions contemplated hereby, including the filings with the Bankruptcy Court described in Section 3.2 (the "Support Agreement").

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following defined terms shall have the respective meanings set forth below:

"Acquired Agreements" has the meaning specified in Section 2.1.6.

"Acquired Assets" has the meaning specified in Section 2.1.

"Acquired Car Leases" has the meaning specified in Section 2.1.10.

"Acquired Inventory" means the USA Acquired Inventory and the Canadian Acquired Inventory.

"Acquired Leases" means any and all Contracts under which the premises of the Acquired Stores (and related storage space, if any) are leased to USA Seller or Canadian Seller.

"Acquired Store Employees" has the meaning specified in Section 6.4.1.

"Acquired Stores" means the specialty retail stores leased and operated by USA Seller or Canadian Seller under the "Disney Store" name and set forth on the Acquired Stores Schedule (as such schedule may be amended pursuant to Section 2.1).

"Acquired Stores Schedule" means Annex A, which sets forth the Acquired Stores by store number, location (by mall name or otherwise), city, state/province and country and such other information as the parties may desire (as such schedule may be amended pursuant to Section 2.1).

"Acquired Supplies" means the USA Acquired Supplies and the Canadian Acquired Supplies.

"Action" means any action, lawsuit, charge, complaint, claim (including a letter authored by an attorney on behalf of his client alleging a Loss), counterclaim, arbitration, order, decree, judgment, investigation or any legal, administrative or Tax Proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

"Adjustment Statement" has the meaning specified in Section 2.8.1.

"Adjustment Statement Due Date" has the meaning specified in Section 2.8.1.

"Adjustment Statement Objection" has the meaning specified in Section 2.8.2.

"Affiliate" means, with respect to any Person, any other natural person or Entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. For the purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting Securities, by Contract, or otherwise; provided, that (i) in no event shall Seller or any of its Affiliates be deemed an Affiliate of Buyer or any of its Affiliates or vice versa and (ii) for purposes of this Agreement, in no event shall any of the following entities or any of their respective Affiliates be deemed an Affiliate of Buyer: (A) Euro Disney Investments, Inc., EDL S.N.C. Corporation, Euro Disney Associes S.N.C., Euro Disneyland SNC, Euro Disney SCA, Euro Disneyland Participations S.A., Euro Disney S.A., EDL Holding Company, EDL Participations S.A., Centre de Congres Newport S.A.S., Euro Disneyland Imagineering S.a.r.l., Societe de Gerance d'Euro Disneyland SA and any other entity commonly known as "Euro Disney," "Euro Disneyland" or "Disneyland Resort Paris," and (B) Hongkong International Theme Parks Limited, Hong Kong Disneyland Management Limited, and Walt Disney Holdings (Hong Kong) Limited and any other entity commonly known as "Hong Kong Disney," "Hong Kong Disneyland" or "Disneyland Resort Hong Kong."

"Agreement" means this Agreement by and among the parties as amended, restated or supplemented from time to time.

"Applicable Closing" means the USA Closing or the Canadian Closing, as applicable or as the context may require.

"Applicable Closing Date" means the USA Closing Date or the Canadian Closing Date, as applicable or as the context may require.

"Applicable Petition Date" means the USA Petition Date or the Canadian Petition Date, as applicable or as the context may require.

"Assumed Liabilities" has the meaning specified in Section 2.4.

"Assumed Real Estate Taxes" means the portion of any real estate and personal property Taxes with respect to the Acquired Assets listed in Sections 2.1.1 through 2.1.14 that relate to and accrue during periods after the Applicable Closing, based on an allocation between the number of days in the period before the Applicable Closing and the number of days in the period after the Applicable Closing, notwithstanding when such Taxes are payable or become a lien on the property. Such allocation will be determined based upon the number of days in each respective period divided by the total number of days in both periods.

"Bankruptcy Case" means the case commenced by USA Seller by the filing of a voluntary petition under chapter 11 of the Bankruptcy Code.

"Bankruptcy Code" means 11 U.S.C. § 101 et seq.

"Bankruptcy Court" means the court presiding over the Bankruptcy Case.

"Bankruptcy Proceedings" means the Bankruptcy Case and the Canadian Insolvency Proceeding, collectively.

"Bankruptcy Sale Motion" means the motion in the Bankruptcy Case seeking court approval of this Agreement and the Designation Rights Agreement.

"Bankruptcy Sale Order" means the Bankruptcy Court's order or orders approving the transactions set forth in this Agreement substantially in the form to be attached hereto as Annex B after the preparation thereof and approval thereof by the parties in their respective business judgment, which shall provide, among other things, that (i) other than the USA Assumed Liabilities, the sale of the USA Acquired Assets shall be free and clear of any and all liens, claims, or interests as permitted pursuant to Bankruptcy Code § 363(f), (ii) the sale of the USA Acquired Assets qualifies as a "good faith" sale within the meaning of Bankruptcy Code § 363(m) and (iii) Seller is authorized to enter into and consummate the Designation Rights Agreement and the transactions contemplated thereby.

"Base Amount" means Fifty Two Million Five Hundred Twelve Thousand Five Hundred Dollars ($52,512,500).

"Bifurcated Closing" has the meaning specified in Section 3.1.1.

"Bill of Sale and Assignment and Assumption Agreement" has the meaning specified in Section 3.3.1.

"Book Value" means, with respect to any item, the book value thereof as of the Applicable Closing, determined in accordance with GAAP, consistently applied.

"Business" means all operations and conduct in connection with (i) operating the Acquired Stores, (ii) developing, manufacturing or causing the manufacture of, offering for sale and selling merchandise within the Acquired Stores, (iii) warehousing and distributing such merchandise to and among the Acquired Stores, (iv) corporate administration of the foregoing activities, and (v) other comparable activities related to the Acquired Stores. For purposes of clarification, the "Business" does not include any conduct or operations related to or in connection with the USA Remaining Stores or the Canadian Retained Stores or any other Retained Assets or Retained Liabilities, but rather consists solely of the conduct and operation of the business pertaining to the Acquired Stores.

"Business Day" means any day except Saturday, Sunday or any day on which banks in the State of California are permitted to be closed.

"Business Records" has the meaning specified in Section 2.1.8.

"Business Software" has the meaning specified in Section 2.1.9.

"Buyer" has the meaning specified in the preamble to this Agreement.

"Canadian Acquired Assets" has the meaning specified in Section 2.1.

"Canadian Acquired Inventory" has the meaning specified in Section 2.1.3.

"Canadian Acquired Stores" has the meaning specified in Section 2.1.

"Canadian Acquired Supplies" has the meaning specified in Section 2.1.5.

"Canadian Assumed Liabilities" has the meaning specified in Section 2.4.

"Canadian Buyer" has the meaning specified in the preamble to this Agreement.

"Canadian Cash-On-Hand" has the meaning specified in Section 2.1.11.

"Canadian Closing" has the meaning specified in Section 3.1.1.

"Canadian Closing Date" has the meaning specified in Section 3.1.1.

"Canadian Closing Date Estimate" has the meaning specified in Section 2.7.3(c).

"Canadian Disney Dollars and Tickets" has the meaning specified in Section 2.1.4.

"Canadian Dollars/Theme Park Amount" means the total amount paid therefor by Seller (if any) with respect to all Canadian Disney Dollars and Tickets.

"Canadian Estimated Cash-On-Hand" has the meaning specified in Section 2.7.3(b).

"Canadian Estimated Dollars/Theme Park Amount" has the meaning specified in Section 2.7.3(b).

"Canadian Estimated Inventory Amount" has the meaning specified in Section 2.7.3(b).

"Canadian Final Closure Date" has the meaning specified in Section 6.5.2.

"Canadian Insolvency Court" means the Ontario Superior Court of Justice (Commercial List) in Toronto, Ontario.

"Canadian Insolvency Laws" means the Companies' Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended, and any order, decree, judgment, rule or regulation made thereunder or in accordance therewith.

"Canadian Insolvency Proceeding" means the voluntary proceeding commenced by Canadian Seller under Canadian Insolvency Laws.

"Canadian Inventory" means all: (i) inventory (excluding any Supplies) that (A) is located in or on the premises of any Canadian Acquired Store (or any storage facility located at or near a Canadian Acquired Store), (B) is located in or on the premises of the Canadian Warehouse or (C) is in transit to the Canadian Acquired Stores from the Canadian Warehouse or in transit from a manufacturer to the Canadian Warehouse; and (ii) all Canadian Retained Stores Inventory.

"Canadian Inventory Amount" has the meaning specified in Section 2.7.3(a).

"Canadian Petition Date" means the date on which the Canadian Insolvency Proceeding was commenced, which was March 27, 2008.

"Canadian Retained Leases" means any Leases under which the premises of the Canadian Retained Stores (and related storage space, if any) are leased.

"Canadian Retained Stores" means any Stores located in Canada that are not Canadian Acquired Stores, which Canadian Retained Stores are set forth on Annex C by store number, location (by mall name or otherwise), city, state/province and country and such other information as the parties may desire (as such annex may be amended to add any Stores that are removed from the Acquired Stores Schedule pursuant to Section 2.1 or to remove any Stores that are added to the Acquired Stores Schedule pursuant to Section 2.1).

"Canadian Retained Stores Dollars and Tickets" has the meaning specified in Section 2.3.5.

"Canadian Retained Stores Inventory" means all inventory (excluding any Supplies) that (i) is located in or on the premises of any Canadian Retained Store (or any storage facility located at or near a Canadian Retained Store) or (ii) is in transit to the Canadian Retained Stores from the Canadian Warehouse.

"Canadian Retained Stores Supplies" means all Supplies that (i) are located in or on the premises of any Canadian Retained Store (or any storage facility located at or near a Canadian Retained Store) or (ii) are in transit to the Canadian Retained Stores from the Canadian Warehouse.

"Canadian Sale Motion" means the motion in the Canadian Insolvency Court seeking approval of the transactions set forth in this Agreement.

"Canadian Sale Order" means the Canadian Insolvency Court's order or orders approving the transactions set forth in this Agreement, including an order vesting in Canadian Buyer all right, title and interest of Canadian Seller in and to the Canadian Acquired Assets, free and clear of any and all Encumbrances (except the Permitted Encumbrances).

"Canadian Seller" has the meaning specified in the preamble to this Agreement.

"Canadian Supplies" means: (i) all Supplies (A) located in or on the premises of any Canadian Acquired Store (or any storage facility located at or near a Canadian Acquired Store), (B) located in or on the premises of the Canadian Warehouse or (C) in transit to the Canadian Acquired Stores from the Canadian Warehouse or in transit from a manufacturer or other seller thereof to the Canadian Warehouse and (ii) all Canadian Retained Stores Supplies.

"Canadian Warehouse" means the Warehouse located in Canada.

"Canadian Wind-Down Commencement" has the meaning specified in Section 6.5.2.

"Carrying Costs" has the meaning specified in Section 6.5.1.

"Cash-On-Hand" means the USA Cash-On-Hand plus, if there is a Canadian Closing, the Canadian Cash-On-Hand.

"Closing Date Estimate" means the sum of the USA Closing Date Estimate plus, if there is a Canadian Closing, the Canadian Closing Date Estimate.

"Closing Date Payments" has the meaning specified in Section 2.7.3(c).

"COBRA" means the benefit continuation provisions of Section 4980B of the Tax Code and Section 601 et. seq. of ERISA and the related regulations and published interpretations.

"Competition Act" means the Competition Act, R.S.C. 1985, c-34.

"Competition Act Approval" means the receipt of an Advance Ruling Certificate or a no-action letter from the Commissioner of Competition under the Competition Act, on terms acceptable to Buyer.

"Confidential Information" has the meaning specified in Section 8.9.

"Consent" means any approval, consent, waiver or comparable form of authorization that is required to be obtained from any Person, other than any Governmental Entity, with respect to any Contract of Seller or TCP Services Co. (including the Acquired Leases and the Headquarters Lease).

"Contract" means any agreement, lease, sublease, license, evidence of debt, mortgage, hypothecation, charge, deed of trust, note, bond, indenture, security agreement, commitment, instrument, understanding, or other contract, obligation or arrangement of any kind, whether written or oral, including all amendments, renewals, extensions or other modifications thereof.

"CPA Firm" has the meaning specified in Section 2.8.2.

"DEI" has the meaning specified in the recitals to this Agreement.

"Designation Rights" has the meaning specified in the Designation Rights Agreement.

"Designation Rights Agreement" means an agreement, by and between USA Seller and USA Buyer, to be dated as of the USA Closing Date, substantially in the form to be attached hereto as Annex D after the preparation thereof and approval thereof by the parties in their respective business judgment.

"Disney Dollars" means instruments commonly referred to and known as of the date hereof as "Disney Dollars" that may be purchased from DEI or its Affiliates and used as a method of payment comparable to cash to purchase a variety of products and services at the Stores and certain venues owned, leased, licensed, controlled and/or operated by DEI or its Affiliates.

"Disney Dollars and Tickets" means the USA Disney Dollars and Tickets and the Canadian Disney Dollars and Tickets.

"Disney Merchandise" has the meaning specified in the License Agreement.

"Disney Store Headquarters" has the meaning specified in Section 2.2.

"Disney Theme Park Passports" means general admission tickets and passes and other admission media for the entertainment, recreation and lodging complexes located in Anaheim, California, known as DISNEYLAND® Resort, and in Orange County and Osceola County, Florida, known as the WALT DISNEY WORLD® Resort, including paper Disney Theme Park Passports used in Canada.

"Dollars/Theme Park Amount" means the USA Dollars/Theme Park Amount plus, if there is a Canadian Closing, the Canadian Dollars/Theme Park Amount.

"Employee Benefit Plan" means (i) any employee benefit plan within the meaning of Section 3(3) of ERISA (regardless of whether or not such plan is subject to ERISA), (ii) any similar employment, consulting, severance agreement, contract, commitment, program or other arrangement or policy (whether written or oral) providing for insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, fringe benefits, retirement benefits, life, health or accident benefits (including any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Tax Code providing for the same or other benefits), or profit-sharing, deferred compensation, bonuses, stock options, stock appreciation rights or other stock-based awards, or other forms of incentive compensation or post-retirement insurance, compensation or benefits, (iii) any pension fund, or (iv) any Multiemployer Plan.

"Encumbrance" means any easement, encumbrance, lease, trust or deemed trust, mortgage, security interest, lien, claim, interest, execution, levy, other financial or monetary claim, hypothecation, charge, pledge, or comparable restriction.

"Entire Disney Store Business" means all operations and conduct in connection with (i) operating the Stores (including the Acquired Stores), (ii) developing, manufacturing or causing the manufacture of, offering for sale and selling merchandise within the Stores, (iii) warehousing and distributing such merchandise to and among the Stores, (iv) corporate administration of the foregoing activities, and (v) other comparable activities related to the Stores.

"Entity" means any corporation, partnership, limited partnership, limited liability company, unlimited liability company, trust or other form of legal entity.

"Environmental Requirements" means all federal, state, provincial and local government or agency Laws relating to pollution or protection of human health and safety or the environment (including air, surface water, ground water, land surface and subsurface strata), including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Substances.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

"ERISA Affiliate" means USA Seller, Canadian Seller and all trades or businesses (whether or not incorporated) that are members of a group of which USA Seller or Canadian Seller is a member and that are (i) a "controlled group" within the meaning of Section 414(b) of the Tax Code, (ii) a group "under common control" within the meaning of Section 414(c) of the Tax Code, or (iii) an "affiliated service group" within the meaning of Section 414(m) or (o) of the Tax Code.

"Escrow Agent" means an escrow agent to be selected and mutually agreed upon by Buyer and Seller in their respective business judgment.

"Escrow Agreement" means an Escrow Agreement by and among Buyer, Seller and the Escrow Agent, to be dated as of the USA Closing Date, substantially in the form to be attached hereto as Annex E after the preparation thereof and approval thereof by the parties in their respective business judgment.

"Estimated Cash-On-Hand" means the USA Estimated Cash-On-Hand plus, if there is a Canadian Closing, the Canadian Estimated Cash-On-Hand.

"Estimated Dollars/Theme Park Amount" means the USA Estimated Dollars/Theme Park Amount plus, if there is a Canadian Closing, the Canadian Estimated Dollars/Theme Park Amount.

"Estimated Inventory Amount" means USA Estimated Inventory Amount plus, if there is a Canadian Closing, the Canadian Estimated Inventory Amount.

"Excess Amount" has the meaning specified in Section 2.8.3(c).

"Existing Environmental Requirements" means those applicable provisions of any Environmental Requirements relating to the Business that are both in effect and required to be met by Seller prior to the Applicable Closing.

"Expiration Date" has the meaning specified in Section 3.1.3.

"Final Amount" means an amount equal to the sum of the following: (i) the Final Inventory Amount, plus (ii) the Final Dollars/Theme Park Amount, plus (iii) the Final Cash-On-Hand.

"Final Cash-On-Hand" has the meaning specified in Section 2.8.2.

"Final Dollars/Theme Park Amount" has the meaning specified in Section 2.8.2.

"Final Inventory Amount" has the meaning specified in Section 2.8.2.

"Financial Statements" has the meaning specified in Section 4.2.

"GAAP" means generally accepted accounting principles in the United States or in Canada, as applicable, as in effect from time to time, consistently applied. Where more than one alternative treatment is permitted by GAAP as of any date, GAAP shall be deemed to refer, as of such date, to the treatment actually utilized by Seller on a consistent basis prior to the Applicable Closing.

"Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state, provincial, territorial, municipal, or local, domestic or foreign, exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

"GST" means goods and services tax or harmonized sales tax imposed under Part IX of the GST Act.

"GST Act" means the Excise Tax Act (Canada).

"Hazardous Substances" means substances that are defined or listed in, or otherwise classified under, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum.

"Headquarters Assets" has the meaning specified in Section 2.2.

"Headquarters Assets Purchase Price" has the meaning specified in Section 2.7.1.

"Headquarters Assignment and Assumption Agreement" has the meaning specified in Section 2.2.

"Headquarters Lease" means the Contract under which the premises of the Disney Store Headquarters are leased to TCP Services Co.

"HSR Act" means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

"Indebtedness" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business), (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness of such Person created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all capital lease obligations of such Person, (v) all Indebtedness of other Persons guaranteed by such Person, (vi) all Indebtedness referred to in clause (i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) any hedging obligations with respect to the Indebtedness referred to in clause (i), (ii), (iii), (iv), (v), or (vi) above and (viii) any interest on or fees or costs with respect to the Indebtedness referred to in clause (i), (ii), (iii), (iv), (v), (vi) or (vii) above.

"Independent Third Party" has the meaning specified in Section 2.6.

"Information Technology" means hardware, software and/or other technology constituting part of any digital or electronic information system, together with all services and Contracts related thereto.

"Inventory Adjustment Amount" means one of the following:

(i)  if the Book Value of the USA Acquired Inventory is less than Seventy Million Three Hundred Fifty Thousand Dollars ($70,350,000), then the "Inventory Adjustment Amount" shall mean a subtraction from the Base Amount equal to the sum of the following: (A) seventy-five percent (75%) of any amount of such shortfall that is over Fifty Eight Million Three Hundred Fifty Thousand Dollars ($58,350,000) and up to Seventy Million Three Hundred Fifty Thousand Dollars ($70,350,000), (B) if applicable, ninety percent (90%) of any amount of such shortfall that is over Fifty Two Million Three Hundred Fifty Thousand Dollars ($52,350,000) and up to and including Fifty Eight Million Three Hundred Fifty Thousand Dollars ($58,350,000) and (C) if applicable, one hundred percent (100%) of any amount of such shortfall that is over the Book Value of the USA Acquired Inventory and up to and including Fifty Two Million Three Hundred Fifty Thousand Dollars ($52,350,000); or

(ii)  if the Book Value of the USA Acquired Inventory equals or exceeds Seventy Million Three Hundred Fifty Thousand Dollars ($70,350,000), then the "Inventory Adjustment Amount" shall mean an addition to the Base Amount equal to the sum of the following: (A) seventy-five percent (75%) of any amount of such excess that is over Seventy Million Three Hundred Fifty Thousand Dollars ($70,350,000) and up to Eighty Million Three Hundred Fifty Thousand Dollars ($80,350,000) and (B) if applicable, sixty-five percent (65%) of any amount of such excess that is equal to or greater than Eighty Million Three Hundred Fifty Thousand Dollars ($80,350,000).

"Inventory Adjustment Escrow Amount" has the meaning specified in Section 2.7.2.

"Inventory Adjustment Escrow Fund" has the meaning specified in Section 2.7.2.

"Inventory Amount" means the USA Inventory Amount plus, if there is a Canadian Closing, the Canadian Inventory Amount.

"Inventory Report" has the meaning specified in Section 2.6.

"Investment Canada Act" means the Investment Canada Act, R.S.C. 1985, c-29.

"Investment Canada Act Approval" means approval from the Minister under the Investment Canada Act, on terms acceptable to Buyer.

"IRS" means the Internal Revenue Service or any successor entity.

"Knowledge" means the actual knowledge of the applicable Person (if such Person is a natural person) or the actual knowledge of any executive officer of the applicable Person (if such Person is an Entity) as of the date specified; provided, that with respect to Seller, "Knowledge" means the actual knowledge of Perry Mandarino and Glenn Reisch.

"Landlord" means the party that, as of the Applicable Closing, holds the landlord's or lessor's interest in a Lease.

"Law" or "Laws" means any law, statute, order, decree, judgment, rule, regulation, code, administrative requirement, ordinance or other pronouncement of any Governmental Entity or having the effect of law.

"Lease" means (i) any Contract pursuant to which any real property is leased to USA Seller or Canadian Seller, including the Acquired Leases, the USA Remaining Leases, the Canadian Retained Leases, and any lease constituting a Retained Asset and (ii) the Headquarters Lease.

"License Agreement" means the License and Conduct of Business Agreement, dated as of November 21, 2004, by and among TDSF, USA Seller (as successor to The Disney Store, LLC, a California limited liability company) and Canadian Seller (as successor to The Disney Store (Canada), Ltd., a corporation incorporated under the laws of the Province of Ontario, Canada), as amended to date.

"Loss" means any and all claims, damages, losses, liabilities, obligations, settlements, injunctions, suits, actions, proceedings, liens, demands, charges, fines, Taxes, penalties, costs and expenses of every kind and nature (whether based on tort, breach of contract, product liability, patent or copyright infringement or otherwise), including reasonable fees and expenses of attorneys and other professionals.

"Material Adverse Event" means any fact, event or condition that has or would reasonably be expected to have a material adverse effect on the Business taken as a whole; provided that none of the following events or occurrences, singly or in the aggregate, shall be deemed to constitute a Material Adverse Event: (i) the loss of any employees of the Business, whether arising from or related to the transactions contemplated by this Agreement or otherwise, unless any such losses of employees in the aggregate make it impracticable for Buyer to operate the Acquired Stores or the USA Remaining Stores as determined by Buyer in its business judgment; (ii) subject to Section 3.6.8, the closure of any Store or Stores or the financial or operational performance of any Store or Stores; (iii) the failure to order inventory subsequent to the order of merchandise for the fall season or the failure to take possession of On-Order Unpaid Merchandise that is not owned by Seller at the time of filing of the Bankruptcy Case unless such merchandise is paid in advance at the time Seller takes possession; (iv) events or conditions affecting TCP or any of its Affiliates other than Seller, provided that such events do not materially adversely affect the Bankruptcy Proceedings or the transactions contemplated by this Agreement; (v) any events generally affecting the economy or world events generally, including terrorist activities or potential or actual military conflicts so long as they do not have a disproportionate effect on the Business in relation to other industry participants; (vi) events generally affecting the industry in which Seller does business so long as they do not have a disproportionate effect on the Business in relation to other industry participants; or (vii) events or conditions arising from the announcement of the transactions contemplated by this Agreement or the Bankruptcy Proceedings.

"Material Acquired Contract" has the meaning specified in Section 4.5.1.

"Material Contract" means any Contract that is material to the Business or to which Seller is a party, including any such Contracts of the following types: (i) distributor, supplier, vendor and manufacturing Contracts, (ii) marketing or promotional Contracts, (iii) franchise, license, sales, commission, consulting or agency Contracts, (iv) personal property leases, (v) any Contract relating to the sale or disposition of material assets of the Business, (vi) any joint venture Contract or any other Contract involving the sharing of profits, losses, costs or liabilities by Seller with any other Person, (vii) any Contract that relates to any Indebtedness of Seller or any other Person, (viii) any Contract that imposes on Seller an obligation to pay amounts in connection with termination of such Contract and (ix) any Contract that limits Seller's ability to conduct any business or to enter into transactions with third parties. In addition, Material Contracts shall specifically (i) exclude Acquired Leases, USA Remaining Leases, Canadian Retained Leases and the Headquarters Lease, Employee Benefit Plans and the License Agreement and (ii) include all of the Acquired Agreements, the Acquired Car Leases and any other Material Acquired Contracts (other than Acquired Leases, USA Remaining Leases, Canadian Retained Leases, the Headquarters Lease and Employee Benefit Plans).

"Multiemployer Plan" means any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA that is (or was) subject to Title IV of ERISA.

"Mutual Release" has the meaning specified in the recitals to this Agreement.

"On-Order Unpaid Merchandise" means all Disney Merchandise that has been ordered by Seller for sale through the Stores but that has not yet been received by and is not in the possession of Seller or its Affiliates and has not yet been paid for by Seller or its Affiliates (whether in cash, by issuance of a trade letter of credit or by other means), wherever located and in whatever stage of development, but specifically excluding the Acquired Inventory. A detailed listing of the On-Order Unpaid Merchandise has been made available to Buyer.

"Original Sale Date" means November 21, 2004.

"Other Store Employees" has the meaning specified in Section 6.4.1.

"Outstanding Royalty Amounts" has the meaning specified in Section 2.9.

"Permits" means any approval, authorization, consent, qualification, registration, license, permit, franchise, certificate of authority or order, or any waiver of the foregoing, including Investment Canada Act Approval and Competition Act Approval, required to be obtained from or issued by, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity.

"Permitted Encumbrance" means (i) any Encumbrance that is a lease for personal property and is reflected on Seller Schedule 1.1(a) or entered into in the ordinary course of business or (ii) easements, rights-of-way, restrictions and other similar charges or Encumbrances on real property, in each case that do not materially detract from the value of Seller's interest in the property in question or materially detract from or interfere with the use of such property in the ordinary conduct of the Business as currently conducted.

"Person" means any natural person or Entity.

"Prime Rate" means the base rate on corporate loans at large United States money center commercial banks as such rate is reported under "prime rate" in The Wall Street Journal from time to time.

"Private Sale" means a sale in the Bankruptcy Proceedings that is to be approved on notice and hearing that is not subject to any auction, overbidding, or shopping; provided, however, that, if notwithstanding Seller's commercially reasonable efforts to achieve a sale on such terms, a court shall order a sale by auction, overbidding, shopping or other form of public sale, then "Private Sale" shall include such sale in the form and manner as ordered by the court.

"Related Agreements" means the Bill of Sale and Assignment and Assumption Agreement, Designation Rights Agreement, the Escrow Agreement, the Headquarters Assignment and Assumption Agreement, the Mutual Release, the Release Agreement, the Support Agreement and the Transitional Services Agreement.

"Release Agreement" has the meaning specified in Section 8.19.

"Representatives" means, with respect to any Person, the officers, directors, employees, managers, partners, agents, consultants, advisors (including legal advisors, financial advisors and accountants), contractors and subcontractors of such Person.

"Retained Assets" has the meaning specified in Section 2.3.

"Retained Employees" means all employees of Seller, TCP and their respective Affiliates, including all employees of the Entire Disney Store Business, but excluding the Transferred Employees.

"Retained Liabilities" has the meaning specified in Section 2.5.

"Sale Motions" has the meaning specified in Section 3.2

"Sale Orders" means the Bankruptcy Sale Order and the Canadian Insolvency Sale Order, collectively.

"Securities" means any and all debt and equity securities and other ownership interests in whatever form, including common stock or shares, preferred stock or shares or other capital stock, membership, partnership or participation interests or units, and notes, bonds, debentures or other similar debt instruments, including any securities, warrants, options or rights convertible into or exercisable for any of the foregoing.

"Seller" has the meaning specified in the preamble to this Agreement.

"Seller Information Technology" means any Information Technology included in the Acquired Assets.

"Seller Only Taxes" has the meaning specified in Section 6.1.1.

"Seller Schedules" means those certain disclosure schedules in final form that have been separately delivered by Seller to Buyer not later than five (5) Business Days after the date of execution of this Agreement.

"Severance Escrow Amount" has the meaning specified in Section 2.7.2.

"Severance Escrow Expiration Date" means the date that is ninety (90) days following the earlier to occur of the Expiration Date and the Canadian Closing, provided that, upon Buyer's reasonable request made in writing to Seller at any time prior to the Severance Escrow Expiration Date, the Severance Escrow Expiration Date will be extended by an additional ninety (90) days for a total of one hundred eighty (180) days.

"Severance Escrow Fund" has the meaning specified in Section 2.7.2.

"Severance Fund Election" has the meaning specified in Section 2.7.2.

"Stores" means the specialty retail stores operated by Seller under the "Disney Store" name on the date of this Agreement. For purposes of clarification, the Stores include the Acquired Stores, the USA Remaining Stores and the Canadian Retained Stores.

"Store Closing Sales" has the meaning specified in Section 6.5.1.

"Subsidiaries", as to any Person, means an Entity of which equity Securities having ordinary voting power (other than Securities having such power only by reason of the happening of a contingency) to elect a majority of the directors, managers, trustees or other comparable controlling persons of such Entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

"Supplies" means all supplies used in the Stores but not offered for sale in the Stores to the public, including bags, register tapes and hangers.

"Support Agreement" has the meaning specified in the recitals to this Agreement.

"Tax" or "Taxes" means (i) any and all federal, state, provincial, territorial, local, municipal and foreign taxes, assessments and other governmental charges, duties, impositions, levies, fees, surtaxes, withholdings, dues and liabilities of any kind, including taxes or other charges based upon or measured by gross receipts, income, profits, sales, capital, use and occupation, and value added, goods and services, GST, consumption, anti-dumping, countervail, net worth, stamp, registration, education, business, school, local improvement, development, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, personal property, excise, duty, customs and real estate taxes, and, in addition to the foregoing, with respect to Canadian Seller, Canada Pension Plan and provincial pension plan contributions, employment and unemployment insurance contributions and premiums, worker's compensation and deductions at source, together, in each case, with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in subparagraph (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including pursuant to Section 1.1502-6 of the Treasury Regulations or comparable provision of state, provincial, local or foreign Tax law); and (iii) any liability for the payments of the amounts of the types described in subparagraph (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person including any obligations under any agreements or arrangements with any person with respect to the liability for, or sharing of, Taxes (other than an indemnification obligation arising under this Agreement).

"Tax Code" means the Internal Revenue Code of 1986, as amended.

"Tax Escrow Expiration Date" means the date that is nine (9) months after the USA Closing (or, in the case of a Bifurcated Closing, the Canadian Closing, if applicable).

"Tax Proceeding" has the meaning specified in Section 6.1.2.

"Tax Return" means a report, return or other information or form required to be supplied to a Governmental Entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes any Affiliate.

"TCP" has the meaning specified in the recitals to this Agreement.

"TCP Services Co." has the meaning specified in the preamble to this Agreement.

"TDSF" means TDS Franchising, LLC, a California limited liability company.

"Transaction Taxes" has the meaning specified in Section 6.1.1.

"Transaction Taxes Escrow Amount" has the meaning specified in Section 2.7.2.

"Transaction Taxes Escrow Fund" has the meaning specified in Section 2.7.2.

"Transfer" means any issuance, sale, transfer, assignment, subletting, licensing, hypothecation, pledge as security or collateral, Encumbrance or other disposition, in whole or in part, whether voluntarily or involuntarily, whether by gift, bequest or otherwise. In the case of a hypothecation, pledge or Encumbrance, the Transfer shall be deemed to occur both at the time of the initial pledge and at any pledgee's sale, any sale by any secured creditor, or any retention by any secured creditor of the pledged assets in complete or partial satisfaction of the indebtedness for which such assets are security.

"Transferred Employees" has the meaning specified in Section 6.4.1.

"Transferred Employee Severance Costs" has the meaning specified in Section 6.4.2(a).

"Transitional Services Agreement" means a Transitional Services Agreement to be dated as of the USA Closing Date and entered into by and between Buyer and TCP Services Co., substantially in the form to be attached hereto as Annex F after the preparation thereof and approval thereof by Buyer and TCP Services Co. as contemplated by Section 6.8.

"USA Acquired Assets" has the meaning specified in Section 2.1.

"USA Acquired Inventory" has the meaning specified in Section 2.1.3.

"USA Acquired Stores" has the meaning specified in Section 2.1.

"USA Acquired Supplies" has the meaning specified in Section 2.1.5.

"USA Assumed Liabilities" has the meaning specified in Section 2.4.

"USA Buyer" has the meaning specified in the preamble to this Agreement.

"USA Cash-On-Hand" has the meaning specified in Section 2.1.11.

"USA Closing" has the meaning specified in Section 3.1.1.

"USA Closing Date" has the meaning specified in Section 3.1.1.

"USA Closing Date Estimate" has the meaning specified in Section 2.7.3(c).

"USA Disney Dollars and Tickets" has the meaning specified in Section 2.1.4.

"USA Dollars/Theme Park Amount" means the total amount paid therefor by Seller (if any) with respect to all USA Disney Dollars and Tickets.

"USA Estimated Dollars/Theme Park Amount" has the meaning specified in Section 2.7.3(b).

"USA Estimated Cash-On-Hand" has the meaning specified in Section 2.7.3(b).

"USA Estimated Inventory Amount" has the meaning specified in Section 2.7.3(b).

"USA Inventory" means all inventory (excluding any Supplies), other than Canadian Inventory, consisting of the following: (i) all inventory (including Disney Merchandise) that is in the possession of Seller, wherever located and in whatever stage of development, including any such inventory that is located in or on the premises of any Store (or any storage facility located at or near a Store), located in or on the premises of any USA Warehouse, in transit to the Stores from a USA Warehouse or in transit from a manufacturer to a USA Warehouse, and (ii) all inventory (including Disney Merchandise) other than any inventory described in subparagraph (i), that has been paid for by Seller (whether in cash, by issuance of a trade letter of credit or by other means), wherever located and in whatever stage of development, including any such inventory that is in the possession of a manufacturer, whether in the form of raw materials and supplies, goods in process or finished goods, or in transit from a manufacturer to a USA Warehouse.

"USA Inventory Amount" has the meaning specified in Section 2.7.3(a).

"USA Petition Date" means the date on which the Bankruptcy Case was commenced, which was March 26, 2008.

"USA Remaining Leases" means any Leases under which premises of the USA Remaining Stores (and related storage space, if any) are leased.

"USA Remaining Stores" means any Stores located in the United States that are not USA Acquired Stores, which USA Remaining Stores are set forth on Annex G by store number, location (by mall name or otherwise), city, state/province and country and such other information as the parties may desire (as such annex may be amended to add any Stores that are removed from the Acquired Stores Schedule pursuant to Section 2.1 or to remove any Stores that are added to the Acquired Stores Schedule pursuant to Section 2.1).

"USA Seller" has the meaning specified in the preamble to this Agreement.

"USA Supplies" means all Supplies, other than Canadian Supplies, consisting of the following: (i) all Supplies that are in the possession of Seller, wherever located, including any Supplies that are located in or on the premises of any Store (or any storage facility located at or near a Store), located in or on the premises of any USA Warehouse, in transit to the Stores from a USA Warehouse or in transit from a manufacturer or other seller thereof to a USA Warehouse, and (ii) all Supplies, other than any Supplies described in subparagraph (i), that have been paid for by Seller (whether in cash, by issuance of a trade letter of credit or by other means), wherever located, including any Supplies that are in the possession of a manufacturer or other seller thereof or in transit from a manufacturer or other seller thereof to a USA Warehouse.

"USA Warehouses" means all Warehouses other than the Canadian Warehouse.

"Warehouses" has the meaning specified in Section 2.3.1.

"Wind-down Period" has the meaning specified in Section 6.5.1.

1.2 Interpretation. Except as otherwise expressly provided in this Agreement, the following rules shall apply hereto: (i) the singular includes the plural and the plural includes the singular; (ii) "or" is not exclusive, and "include" and "including" are not limiting; (iii) a reference to any Contract includes any permitted modifications, supplements, amendments, restatements, renewals, extensions and replacements; (iv) a reference in this Agreement to a section or annex is to the section of or annex to this Agreement unless otherwise expressly provided; (v) a reference to a section or paragraph in this Agreement shall, unless the context clearly indicates to the contrary, refer to all sub-parts or sub-components of any said section or paragraph; (vi) words such as "hereunder," "hereto," "hereof" and "herein," and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular clause hereof; (vii) a reference in this Agreement to a "party" (whether in the singular or the plural) shall (unless otherwise indicated herein) include both natural persons and Entities; (viii) references herein to "Dollars" or "$" shall mean United States dollars unless otherwise specifically stated; and (ix) with respect to any matter requiring the approval or consent of either party hereunder, if no other standard for granting or denying such approval or consent is provided in this Agreement, such determination shall be made by the respective party in its sole discretion.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1 Acquired Assets. On the terms and subject to the conditions set forth in this Agreement (i) at the USA Closing, USA Seller shall, in accordance with the Bankruptcy Sale Order and pursuant to sections 363 and 365 of the Bankruptcy Code, assume and assign to USA Buyer, and USA Buyer shall acquire, (A) those Stores set forth and listed on Part 1 of Annex A hereto (the "USA Acquired Stores"), and (B) all of USA Seller's rights, title, and interest in each of its executory contracts, assets, properties, operations and businesses and other rights and privileges directly used in connection with or related to the USA Acquired Stores and, to the extent set forth below in subparagraphs 2.1.1 through 2.1.14 , the USA Remaining Stores (subparagraphs (A) and (B), collectively, the "USA Acquired Assets"), and (ii) at the Canadian Closing, Canadian Seller shall, in accordance with the Canadian Sale Order and pursuant to Canadian Insolvency Laws, sell, convey, assign, transfer and deliver to Canadian Buyer, and Canadian Buyer shall acquire, (A) those Stores set forth and listed on Part 2 of Annex A hereto (the "Canadian Acquired Stores"), and (B) all of Canadian Seller's rights, title, and interest in each of its executory contracts, assets, properties, operations and businesses and other rights and privileges directly used in connection with or related to the Canadian Acquired Stores (subparagraphs (A) and (B) collectively, the "Canadian Acquired Assets," and together with the USA Acquired Assets and the Headquarters Assets, collectively, the "Acquired Assets"), including Seller's right, title and interest in:

2.1.1 the Acquired Leases (and no other real property leases, except as may be otherwise provided in the Designation Rights Agreement);

2.1.2 all furniture, fixtures, equipment and other tangible personal property in all Stores (other than the Canadian Retained Stores), including machinery, computers, cash registers, tools, parts, supplies and motor vehicles, subject to Permitted Encumbrances;

2.1.3 all (i) USA Inventory in existence as of the USA Closing Date (the "USA Acquired Inventory") and (ii) Canadian Inventory, other than any Canadian Retained Stores Inventory, in existence as of the Canadian Closing Date (the "Canadian Acquired Inventory");

2.1.4 all (i) Disney Dollars and Disney Theme Park Passports held for sale by Seller as of the USA Closing Date in or with respect to the Stores other than the Canadian Retained Stores, the Canadian Acquired Stores and the Canadian Warehouse (the "USA Disney Dollars and Tickets") and (ii) the Disney Dollars and Disney Theme Park Passports held for sale by Seller as of the Canadian Closing Date in or with respect to the Canadian Acquired Stores and the Canadian Warehouse (the "Canadian Disney Dollars and Tickets");

2.1.5 all (i) USA Supplies in existence as of the USA Closing Date (the "USA Acquired Supplies") and (ii) Canadian Supplies, other than any Canadian Retained Stores Supplies, in existence as of the Canadian Closing Date (the "Canadian Acquired Supplies");

2.1.6 all Contracts listed on Annex H, which annex will be prepared by Buyer after the date of this Agreement and will be attached hereto (the "Acquired Agreements") (provided that Seller shall have the right to maintain copies thereof to the extent required by Law or Seller's existing recordkeeping policies), but no other Contracts (other than the Acquired Leases and the Acquired Car Leases);

2.1.7 all Permits, and all pending applications therefor or renewals thereof, in each case to the extent transferable, relating to the use or operation of all of the Stores (other than the Canadian Retained Stores) and the Acquired Assets;

2.1.8 all data, manuals, files, computer tapes, databases, correspondence, lists and other books and records for the Entire Disney Store Business to the extent not related exclusively to TCP or its Affiliates other than Seller, including client and customer lists and records, price lists or pricing structures, research and development reports and records, production reports and records, product designs and drawings, operating guides and manuals, financial and accounting records, plans, budgets, forecasts and projections, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records but, with respect to personnel records, only length of service information and not other personnel records (the "Business Records") (provided that Seller shall have the right to maintain copies thereof to the extent required by law or Seller's existing recordkeeping policies and (i) to the extent any such materials (other than client and customer lists and records) are required for the operation of TCP's business (other than the Business) and (ii) in the case of a Bifurcated Closing, to the extent such materials are required for the operation of the Stores located in Canada until the Canadian Final Closure Date);

2.1.9 all intellectual, proprietary and intangible rights and property related to the Entire Disney Store Business, in any and all media, anywhere in the world, including, (i) going concern value, (ii) goodwill, (iii) telephone, telecopy, internet and e-mail addresses, listings websites and domain names, (iv) names, trade names, trademarks, service marks, trade dress, logos, slogans, symbols and emblems, in each case including all registrations, applications for registration and common law rights and all goodwill associated therewith, (v) all patents and patent applications, (vi) all computer software (including source code, object code, user interfaces, templates, menus and related technology) that is used primarily in connection with the Entire Disney Store Business and not primarily used by TCP or any Affiliate thereof in connection with any business other than the Entire Disney Store Business (and specifically excluding the SAS/Market Max software) (the "Business Software"), subject to obtaining, at no cost to Seller or its Affiliates, any required third party Consent and provided that Buyer acknowledges that a material amount of the Business Software may be subject to "umbrella" license agreements granted to TCP or TCP Services Co. for itself and its Affiliates, such that Seller is entitled to use such Business Software in the Entire Disney Store Business only in its capacity as an Affiliate of TCP or TCP Services Co., and, in such situations, although the parties will use good faith efforts (without incurring material fees or expenses to the licensor) to transfer rights in such Business Software to Buyer, if such transfer is not possible through such efforts, then such Business Software will not be transferred to Buyer but Buyer's needs for such Business Software will be addressed in a commercially reasonable and mutually approved manner through the Transitional Services Agreement until such time as Buyer is able to make arrangements for replacement software, (vii) all works of authorship (whether or not copyrightable) and all registered and unregistered copyrights (whether in published or unpublished works), excluding copyrights in software that is not Business Software, (viii) all ideas, inventions, know-how, trade secrets, confidential or proprietary information, techniques, processes, plans, designs, concepts, works in progress, drawings and blue prints, (ix) moral rights and rights of attribution and integrity, (x) all licenses and assignments of any kind relating to any of the foregoing, and (xi) all documentation and tangible embodiments of or relating to any of the foregoing, in each case relating to the operation of the Entire Disney Store Business;

2.1.10 the leases for cars that are leased by Seller and set forth on Annex I, which annex will be prepared by Buyer after the date of this Agreement and will be attached hereto (the "Acquired Car Leases"), but no other leases for cars;

2.1.11 (i) all cash-on-hand in the USA Acquired Stores and USA Remaining Stores as of the USA Closing (the "USA Cash-On-Hand") and (ii) all cash-on-hand in the Canadian Acquired Stores as of the Canadian Closing ("Canadian Cash-On-Hand");

2.1.12 all claims (other than Tax claims) against third parties (other than TCP or its Affiliates) from or related to the use or operation of the Acquired Assets;

2.1.13 subject to Section 6.7, all rights relating to deposits, prepaid rent and other prepaid expenses, claims for refunds and rights to offset in respect thereof related to the Acquired Assets; and

2.1.14 the Internet Store (as defined in the License Agreement) (which is currently operated by certain Affiliates of TDSF and currently occupies a portion of the website owned by certain Affiliates of TDSF located at www.disneyshopping.com) and the properties, assets, businesses and operations relating thereto, but specifically excluding any Warehouses.

Notwithstanding the foregoing:

(i) If, at any time prior to the Applicable Closing, with respect to any Store set forth on the Acquired Stores Schedule, Buyer discovers (through its due diligence investigation, Landlord negotiations or otherwise) that: (A) such Store is no longer operating in the ordinary course of business, consistent with the past practice of such Store, other than as a result of the failure to order or replenish inventory, (B) there is, prior to the Applicable Petition Date, either (x) outstanding unpaid rent under the Lease relating to such Store that is forty-five (45) days or more past due or (y) outstanding unpaid rent or other unpaid occupancy-related expenses or other amounts due (other than year-end adjustments) under the Lease relating to such Store that are in excess of an aggregate of $30,000 that would be required to be assumed or cured by Buyer if the Store were an Acquired Store, (C) one-third (1/3) or more of the management employees for such Store have resigned, been terminated or been reassigned to another position (whether within such Store, to another Store or otherwise) and have not been replaced by qualified individuals in accordance with the Seller's past and customary management employee hiring and replacement procedures, (D) there are outstanding remodel obligations for such Store that have been agreed to with the Landlord thereof and/or other outstanding repair, maintenance or remodel requirements or obligations for such Store that, in the aggregate, exceed One Hundred Thousand Dollars ($100,000), (E) the sales for such Store for the March 2008 retail month have decreased as compared with the sales for such Store for the January 2008 retail month, provided that this subparagraph (E) shall not apply to any Store that was opened after October 31, 2007, any Store for which a remodel was completed on or after October 31, 2007, or any Store that is undergoing a substantial remodel as of the Applicable Petition Date, (F) the actual sales or operating income for such Store for the March 2008 retail month are less than Seller's forecast for such Store for the March 2008 retail month by fifteen percent (15%) or more, provided that this subparagraph (F) shall not apply to any Store that was opened after October 31, 2007, any Store for which a remodel was completed on or after October 31, 2007, or any Store that is undergoing a substantial remodel as of the Applicable Petition Date, and/or (G) either the book value of the inventory in such Store, or the number of units of inventory in such Store, measured as of the date that is three (3) Business Days prior to the Applicable Closing Date, has decreased by more than thirty percent (30%) from the book value of the inventory or the number of units of inventory in such Store, respectively, measured as of March 1, 2008, then, Buyer may, at any time prior to the Applicable Closing, at its option and in its sole discretion, determine that such Store shall be deleted from the Acquired Stores Schedule. If Buyer determines that any Store shall be deleted from the Acquired Stores Schedule, then (I) Buyer shall provide written notice of such deletion to Seller, (II) the Acquired Stores Schedule shall, upon such notice, be automatically amended to delete any such Store therefrom and (III) such Store shall not be included in the Acquired Assets, shall not constitute an Acquired Store and the Lease therefor shall not constitute an Acquired Lease, and instead such Store shall be included in the USA Remaining Stores (if such Store is located in the United States) or the Canadian Retained Stores (if such Store is located in Canada), and the Lease therefor shall constitute a USA Remaining Lease (if such Lease is for a Store located in the United States), or a Canadian Retained Lease (if such Lease is for a Store located in Canada), in each case, for all purposes of this Agreement.

(ii)  At any time prior to the Applicable Closing, Buyer may elect, in its sole discretion by providing written notice to Seller, to add any Store to the Acquired Stores Schedule, in which event the Acquired Stores Schedule shall, upon such notice, be automatically amended to add any such Store thereto and such Store shall no longer constitute a USA Remaining Store or a Canadian Retained Store, as applicable, and the Lease therefor shall no longer constitute a USA Remaining Lease or a Canadian Retained Lease, as applicable, and instead such Store shall be included in the Acquired Stores, and the Lease therefor shall constitute an Acquired Lease, in each case, for all purposes of this Agreement; provided, however, that, in addition to Buyer's Store removal rights under the preceding subparagraph (i), if any addition of a Store under this subparagraph (ii) results in there being more than Two Hundred Twenty (220) Acquired Stores on the Acquired Stores Schedule, then Buyer may, from time to time, prior to the Applicable Closing, in its sole discretion and without specifying any reason (including not specifying any reason set forth in the preceding subparagraph (i)), by providing written notice to Seller, remove any one or more of the Acquired Stores from the Acquired Stores Schedule up to a number of removed Acquired Stores that would result in the total number of Acquired Stores not exceeding Two Hundred Twenty (220), in which event the Acquired Stores Schedule shall, upon such notice, be automatically amended to remove such Store or Stores and such Store or Stores shall not be included in the Acquired Assets, shall not constitute Acquired Store(s) and the Lease(s) therefor shall not constitute Acquired Lease(s), and instead such Store or Stores shall be included in the USA Remaining Stores (if such Stores are located in the United States) or Canadian Retained Stores (if such Stores are located in Canada), and the Lease(s) therefor shall constitute USA Remaining Lease(s) (if such Stores are located in the United States) or Canadian Retained Leases (if such Stores are located in Canada), in each case, for all purposes of this Agreement.

(iii) If at any time prior to the Applicable Closing, Buyer, at its option and in its sole discretion, determines not to assume any of the Acquired Agreements on Annex H or the Acquired Car Leases on Annex I, then Buyer shall, at any time prior to the Applicable Closing, provide written notice thereof to Seller, and upon any such notice (A) Annex H or Annex I, as applicable, shall automatically be amended to delete any such Contract therefrom and (B) any such Contract shall not constitute an Acquired Agreement or an Acquired Car Lease (as applicable), and therefore shall not constitute an Acquired Asset (and the liabilities relating thereto shall not constitute Assumed Liabilities), and shall instead constitute a Retained Asset (and the liabilities relating thereto shall constitute Retained Liabilities), in each case, for all purposes of this Agreement.

(iv) Buyer hereby agrees that, with respect to the Lease for any Acquired Store (after taking into account any amendments to the Acquired Stores Schedule pursuant to this Section 2.1), prior to the Applicable Closing, Buyer shall not terminate the existing Lease for such Acquired Store or renegotiate a new Lease with the Landlord thereof (and shall instead assume such Lease, either as it exists or with modifications agreed to between Buyer and the Landlord thereof), unless in connection with any such termination, the Landlord releases Seller from all liabilities and obligations under such Lease.

2.2 Headquarters Office. On the terms and subject to the conditions set forth in this Agreement, at the USA Closing, TCP Services Co. shall, and hereby agrees to, sell, convey, assign, transfer and deliver to USA Buyer its interests in the headquarters office located at 443 S. Raymond Avenue, Pasadena, California (the "Disney Store Headquarters"), together with all assets relating specifically thereto, including the Headquarters Lease, deposits and prepaid expenses, furniture, fixtures, equipment, and supplies and Information Technology located therein and owned, leased or licensed by Seller on the USA Closing Date (collectively, the "Headquarters Assets"), pursuant to an Assignment and Assumption Agreement, by and between TCP Services Co. and USA Buyer, to be dated as of the USA Closing Date, substantially in the form to be attached hereto as Annex J after the preparation thereof and approval thereof by the parties in their respective business judgment (the "Headquarters Assignment and Assumption Agreement").

2.3 Retained Assets. Notwithstanding anything to the contrary contained in this Agreement or in any other agreement or instrument, and other than as provided in the Headquarters Assignment and Assumption Agreement and the Designation Rights Agreement, Seller shall not sell, assign, transfer, convey or deliver to Buyer, and Buyer shall neither purchase nor acquire from Seller or its Affiliates, any of the following assets (collectively, the "Retained Assets"):

2.3.1 any warehouse facility used by Seller in connection with the Entire Disney Store Business (collectively, the "Warehouses") and the assets relating specifically thereto, including Contracts, deposits and prepaid expenses, insurance policies, furniture, fixtures, equipment, supplies and Information Technology located in the Warehouses on the Applicable Closing Date, but excluding the Acquired Inventory, Acquired Supplies and Disney Dollars and Tickets located in the Warehouses;

2.3.2 the Canadian Retained Stores and all furniture, fixtures, equipment and other tangible personal property in the Canadian Retained Stores, including machinery, computers, cash registers, tools, parts, supplies and motor vehicles;

2.3.3 Canadian Retained Stores Inventory as of the Canadian Closing;

2.3.4 Canadian Retained Stores Supplies as of the Canadian Closing;

2.3.5 Disney Dollars and Disney Theme Park Passports held for sale by Seller as of the Canadian Closing in or with respect to the Canadian Retained Stores (and specifically excluding Disney Dollars and Tickets) ("Canadian Retained Stores Dollars and Tickets");

2.3.6 any office space used by Seller in connection with the Entire Disney Store Business and the assets relating specifically thereto, including any Contracts, deposits and prepaid expenses, insurance policies, and furniture, fixtures, equipment, supplies and Information Technology located therein on the Applicable Closing Date, other than the Headquarters Assets as provided in Section 2.2 and the Headquarters Assignment and Assumption Agreement;

2.3.7 all accounts receivable;

2.3.8 all rights to refunds of Taxes for periods prior to the Applicable Closing (whether actually refunded or applied as a credit against future Tax liabilities), which, if paid or credited to Buyer, shall promptly be paid by Buyer to Seller, and all Tax benefits resulting from losses incurred by Seller and its Affiliates before the Applicable Closing;

2.3.9 all rights in software, other than the Business Software;

2.3.10 all cash and cash equivalents, other than Cash-on-Hand; and

2.3.11 except as may otherwise be provided in the Designation Rights Agreement, any other assets, properties, operations or businesses of TCP, Seller or their Affiliates other than the Acquired Assets.

2.4 Assumed Liabilities. Buyer shall assume the following liabilities of Seller and its Affiliates, and no others (collectively, the "Assumed Liabilities"), with USA Buyer assuming the following Assumed Liabilities that relate to the USA Acquired Assets (such Assumed Liabilities, the "USA Assumed Liabilities"), and Canadian Buyer assuming the following Assumed Liabilities that relate to the Canadian Acquired Assets (such Assumed Liabilities, the "Canadian Assumed Liabilities"):

2.4.1 all liabilities relating to the Acquired Assets listed in Sections 2.1.1 through 2.1.14 to the extent arising after the Applicable Closing, including any such liabilities arising under the Acquired Leases, the Acquired Car Leases and the Acquired Agreements and any Assumed Real Estate Taxes;

2.4.2 all amounts necessary to cure any arrearages prior to the Applicable Petition Date under the Acquired Car Leases, the Acquired Agreements and the Acquired Leases, but specifically excluding (i) any monthly rents and other amounts for the period from the Applicable Petition Date to the Applicable Closing, which shall be Retained Liabilities and which shall be paid by Seller when due and (ii) any intercompany liabilities arising between Seller and TCP or its Affiliates, whether arising before or after the Applicable Petition Date, which shall be Retained Liabilities;

2.4.3 all obligations to honor, as a means of payment in the Stores (other than the Canadian Retained Stores), outstanding Disney-branded Gift Cards (as defined in the License Agreement) and Disney Dollars sold by Seller to consumers prior to the Applicable Closing Date; and

2.4.4 the Carrying Costs, as provided in Section 6.5.1 and, if applicable, Section 6.5.4.

For purposes of clarification, the Assumed Liabilities shall specifically exclude any accounts payable of Seller, all of which shall be Retained Liabilities. Other than the Assumed Liabilities and the Permitted Encumbrances, the sale of the Acquired Assets to Buyer shall be free and clear of any and all liens, claims, interests or Encumbrances pursuant to Bankruptcy Code § 363(f) and the Canadian Sale Order.

In addition, with respect to any Acquired Car Leases, Acquired Agreements and Acquired Leases for which Seller or its Affiliates have provided a letter of credit, to the extent necessary, upon the assumption thereof or as soon as reasonably practicable thereafter, Buyer shall provide a replacement letter of credit therefor.

2.5 Retained Liabilities. Notwithstanding anything to the contrary contained in this Agreement or in any other agreement or instrument, other than as provided in the Headquarters Assignment and Assumption Agreement and other than the Assumed Liabilities, Buyer shall not assume or be liable with respect to any liability or obligation of Seller or its Affiliates of whatever nature (collectively, the "Retained Liabilities"), and Seller and its Affiliates, as applicable, shall remain solely responsible and liable for all Retained Liabilities, including any liability or obligation of Seller or its Affiliates relating to or arising from the following:

2.5.1 any Leases, including Canadian Retained Leases, other than the Acquired Leases;

2.5.2  any arrearages of Seller, including any arrearages relating to Canadian Retained Leases, other than those specifically set forth in Section 2.4.2;

2.5.3 any and all Taxes, whether imposed by Contract, Law or otherwise, other than as set forth in Section 6.1 and the Assumed Real Estate Taxes;

2.5.4 other than as set forth below in Section 6.4.2(b) with respect to the Transferred Employees, any and all employee obligations, including salary, bonus, equity, payroll taxes, benefits arising under Employee Benefit Plans, severance, accrued vacation, COBRA obligations and Contracts;

2.5.5 any escheat liability relating to Seller's operations;

2.5.6 all accounts payable, intercompany debt (including any intercompany debt between Seller and TCP or its Affiliates) and other liabilities;

2.5.7 any monthly rents and other amounts for the period from the Applicable Petition Date to the Applicable Closing (which amounts shall be paid by Seller when due);

2.5.8 any Retained Asset (including the Canadian Retained Stores), including any liability or obligation arising out of a claim by any party to any Contract that does not constitute an Acquired Asset arising out of the determination not to transfer such Contract;

2.5.9 any Action arising against Seller at any time; provided, however, that, with respect to any Action relating to or arising out of the Acquired Assets or the USA Remaining Stores, the Retained Liabilities shall only include such Actions that relate to the operation of the Acquired Assets or the USA Remaining Stores prior to the Applicable Closing; and

2.5.10 any claim or assertion that Buyer has transferee liability (other than for the Assumed Liabilities) or successor liability, including for any Tax claims or Actions, whether such claims or Actions are made by any Taxing authority where Seller currently files Tax Returns or by any other Taxing authority in any other jurisdiction (whether located in the United States, Canada, or any other country).

2.6 Inventory Count. The parties agree that prior to the USA Closing, they shall engage an independent third party that is in the business of conducting physical inventory counts, to be mutually agreed upon by Buyer and Seller (the "Independent Third Party"), to conduct a physical inventory of (i) the USA Acquired Inventory as of the USA Closing and (ii) the Canadian Acquired Inventory as of the Canadian Closing (if there is a Canadian Closing). Seller and Buyer shall each pay one half (1/2) of the fees of such Independent Third Party for each of the foregoing physical inventories. Such Independent Third Party shall deliver to Buyer and Seller a written inventory report, describing the quantity of the USA Acquired Inventory and, if there is a Canadian Closing, then the Canadian Acquired Inventory (such reports, the "Inventory Report"), as promptly as possible following the Applicable Closing, but in no event later than five (5) Business Days following the Applicable Closing Date.

2.7 Purchase Price; Payments at Closing.

2.7.1 Purchase Price for Headquarters Assets and Closing Payment for Headquarters Assets. The Purchase Price payable to TCP Services Co. for the Headquarters Assets shall be an amount equal to Four Million Dollars ($4,000,000) (the "Headquarters Assets Purchase Price"). At the USA Closing, Buyer shall pay to TCP Services Co. an amount equal to the Headquarters Assets Purchase Price, which shall be apportioned between TCP Services Co. and Seller in the manner, and shall be paid to the accounts, specified in written instructions provided to Buyer by TCP Services Co. at least two (2) Business Days prior to the USA Closing.

2.7.2 Deposit by Buyer into Escrow. At the USA Closing, (i) Seller and Buyer shall execute and deliver to each other and the Escrow Agent the Escrow Agreement and (ii) Buyer shall deliver to the Escrow Agent the following amounts: (A) Six Million Dollars ($6,000,000) (the "Inventory Adjustment Escrow Amount," which amount, together with all interest or any other earnings or income generated on or in respect of the foregoing funds or any proceeds therefrom shall constitute the "Inventory Adjustment Escrow Fund"), (B) Five Hundred Thousand Dollars ($500,000) (the "Transaction Taxes Escrow Amount," which together with all interest or any other earnings or income generated on or in respect of the foregoing funds or any proceeds therefrom shall constitute the "Transaction Taxes Escrow Fund"), and (C) One Million Dollars ($1,000,000) (the "Severance Escrow Amount," which amount, together with all interest or any other earnings or income generated on or in respect of the foregoing funds or any proceeds therefrom shall constitute the "Severance Escrow Fund"); provided, that, at the election of Canadian Seller in its sole discretion, to be made by providing written notice to Buyer at least five (5) Business Days prior to the USA Closing, the Severance Escrow Amount may be paid and delivered by Canadian Seller, rather than Buyer, to the Escrow Agent (such election, if made and if the Severance Escrow Amount is actually paid and delivered by Canadian Seller, the "Severance Fund Election"). The Escrow Agreement shall provide for the Inventory Adjustment Escrow Fund, the Transaction Taxes Escrow Fund and the Severance Escrow Fund to be held by the Escrow Agent in accordance with the terms thereof (which, among other things, shall provide for the expiration of the Inventory Adjustment Escrow Fund following the completion of all procedures and the payment of all amounts due under Section 2.8, the expiration of the Transaction Taxes Escrow Fund on the Tax Escrow Expiration Date and the expiration of the Severance Escrow Fund on the Severance Escrow Expiration Date).

2.7.3 Purchase Price for Acquired Assets Other than Headquarters Assets; Delivery of Seller Estimates; Additional Closing Payments.

(a) Purchase Price for Acquired Assets Other than Headquarters Assets. The purchase price for (i) the USA Acquired Assets shall equal the following: (x) the Base Amount, as adjusted pursuant to the Inventory Adjustment Amount as of the USA Closing (the "USA Inventory Amount"), plus (y) the USA Dollars/Theme Park Amount, plus (z) the USA Cash-On-Hand, and (ii) the Canadian Acquired Assets shall equal the following: (x) the Book Value of the Canadian Acquired Inventory as of the Canadian Closing, multiplied by 0.75 (the "Canadian Inventory Amount"), plus (y) the Canadian Dollars/Theme Park Amount, plus (z) the Canadian Cash-On-Hand. Such purchase price for the USA Acquired Assets and the Canadian Acquired Assets will be paid by Buyer to Seller in accordance with Sections 2.7.3(c) and 2.8 and will be subject to adjustment, as applicable, pursuant to Section 2.8.

(b) Delivery of Seller Estimates.

(i) USA Closing. At least two (2) Business Days prior to the USA Closing Date, Seller shall deliver to Buyer Seller's good faith estimate of (i) the USA Inventory Amount (the "USA Estimated Inventory Amount"), (ii) the USA Dollars/Theme Park Amount (the "USA Estimated Dollars/Theme Park Amount") and (iii) the USA Cash-On-Hand (the "USA Estimated Cash-On-Hand"). Each of such estimates shall be subject to Buyer's approval, which approval shall not be unreasonably withheld.

(ii) Canadian Closing. At least two (2) Business Days prior to the Canadian Closing Date, Seller shall deliver to Buyer Seller's good faith estimate of (i) the Canadian Inventory Amount (the "Canadian Estimated Inventory Amount"), (ii) the Canadian Dollars/Theme Park Amount (the "Canadian Estimated Dollars/Theme Park Amount") and (iii) the Canadian Cash-On-Hand (the "Canadian Estimated Cash-On-Hand"). Each of such estimates shall be subject to Buyer's approval, which approval shall not be unreasonably withheld.

(c) Closing Payments for Acquired Assets Other Than Headquarters Assets.

(i) USA Closing. At the USA Closing, USA Buyer shall pay to USA Seller, by wire transfer of immediately available funds pursuant to wire instructions previously delivered by USA Seller to USA Buyer, an amount in cash equal to (i) the sum of the USA Estimated Inventory Amount, the USA Estimated Dollars/Theme Park Amount and the USA Estimated Cash-On-Hand (collectively, the "USA Closing Date Estimate"), minus (ii) the sum of the Inventory Adjustment Escrow Amount, the Transaction Taxes Escrow Amount and, unless Canadian Seller makes the Severance Fund Election, the Severance Escrow Amount.

(ii) Canadian Closing. At the Canadian Closing, Canadian Buyer shall pay to Canadian Seller, by wire transfer of immediately available funds pursuant to wire instructions previously delivered by Canadian Seller to Canadian Buyer, an amount in cash equal to the sum of the Canadian Estimated Inventory Amount, the Canadian Estimated Dollars/Theme Park Amount and the Canadian Estimated Cash-On-Hand (collectively, the "Canadian Closing Date Estimate").

The payments made under this Section 2.7.3(c) are referred to herein collectively as the "Closing Date Payments."

2.8 Post-Closing Adjustments.

2.8.1 Adjustment Statement. Not later than thirty (30) days after (a) if there is no Canadian Closing, the Expiration Date, or (b) if there is a Canadian Closing, the receipt of the Inventory Report for both the USA Acquired Inventory and the Canadian Acquired Inventory (either (a) or (b), the "Adjustment Statement Due Date"), at Buyer's election in its sole discretion, Buyer may cause to be prepared and delivered to Seller Buyer's good faith estimate of the calculation of each of the Inventory Amount, the Dollars/Theme Park Amount and the Cash-On-Hand (to the extent delivered by Buyer, the "Adjustment Statement," which Adjustment Statement shall also include supporting documentation with respect to the matters set forth therein).

2.8.2 Adjustment Statement Objection. If Buyer delivers an Adjustment Statement pursuant to the preceding Section 2.8.1, then during the thirty (30) day period following Buyer's delivery thereof, Seller and its Representatives shall have, upon request during normal business hours subject to reasonable prior notice, (i) the right to examine the Adjustment Statement and all records and documentation used to prepare the Adjustment Statement, (ii) access to copies of all other books, records and accounts and such other information relating to the Adjustment Statement in the possession of Buyer, its Affiliates and/or their respective accountants and other Representatives as Seller reasonably requests, and (iii) access to the employees, accountants and other Representatives of Buyer and its Affiliates who were responsible for preparing the Adjustment Statement as Seller reasonably requests, to allow Seller to examine the accuracy of the Adjustment Statement. In the event Seller disputes any matter described in the Adjustment Statement, Seller shall so inform Buyer in writing (the "Adjustment Statement Objection"), setting forth a reasonably detailed description of the basis of the Adjustment Statement Objection on or before the last day of the thirty (30) day period referred to above in this Section 2.8.2. For purposes of clarification, Seller may examine the accuracy of any matter described in the Adjustment Statement and submit the Adjustment Statement Objection regardless of whether Buyer's estimates of the Inventory Amount, Dollars/Theme Park Amount or Cash-On-Hand as set forth in the Adjustment Statement are more than, less than or equal to the Estimated Inventory Amount, Estimated Dollars/Theme Park Amount or Estimated Cash-On-Hand.  If Seller delivers an Adjustment Statement Objection, then Buyer and Seller shall attempt in good faith to resolve such objection within thirty (30) days following Buyer's receipt thereof. If Seller and Buyer are unable to resolve the objection within such thirty (30) day period, then they shall refer their remaining differences to Grant Thornton LLP (unless otherwise mutually agreed in Buyer's and Seller's respective sole discretion) (the "CPA Firm"), who shall, acting as experts in accounting and not as arbitrators or legal experts, resolve only those accounting disagreements specifically submitted to the CPA Firm. Buyer and Seller shall cooperate in good faith to agree upon the specific accounting disagreements to be submitted to the CPA Firm, the method for submitting such accounting disagreements, applicable guidelines to govern communications with the CPA Firm and other procedural rules with respect to the engagement of, the submission of accounting differences to, and the resolution of such accounting differences by, the CPA Firm. In no event shall Buyer or Seller submit to the CPA Firm, nor shall the CPA Firm resolve, any legal disagreements. For purposes of clarification, the parties agree that it is their intent that the Final Inventory Amount, Final Dollars/Theme Park Amount and Final Cash-On-Hand be calculated in substantially the same manner and form as the Estimated Inventory Amount, Estimated Dollars/Theme Park Amount and Estimated Cash-On-Hand, but with respect to the Final Inventory Amount, taking into account the Inventory Report. Buyer and Seller shall make readily available to the CPA Firm all relevant books and records and any work papers relating to the Adjustment Statement, the Adjustment Statement Objection, the Inventory Report, the employees, accountants and other Representatives of Buyer and Seller, and all other items reasonably requested by the CPA Firm. Buyer and Seller shall jointly engage the CPA Firm, and the fees and expenses of the CPA Firm shall be shared equally by Buyer and Seller. The CPA Firm shall be directed to deliver in writing its resolution of any disputed items from the Adjustment Statement to Seller and Buyer no later than the twentieth (20th) Business Day after the remaining differences underlying the Adjustment Statement Objection are referred to the CPA Firm. Upon completion of the foregoing procedures:

(a) If Buyer elects in its sole option and discretion not to submit an Adjustment Statement by the Adjustment Statement Due Date, then the "Final Inventory Amount," "Final Dollars/Theme Park Amount" and "Final Cash-On-Hand," respectively, shall be deemed to be the Estimated Inventory Amount, the Estimated Dollars/Theme Park Amount and the Estimated Cash-On-Hand;

(b) If Buyer submits an Adjustment Statement by the Adjustment Statement Due Date, and Seller does not object thereto within the thirty (30) day time period specified in Section 2.8.2, then the "Final Inventory Amount," "Final Dollars/Theme Park Amount" and "Final Cash-On-Hand," respectively, shall be deemed to be Buyer's estimates of the Inventory Amount, the Dollars/Theme Park Amount and the Cash-On-Hand, respectively, as set forth in the Adjustment Statement; and

(c) If Buyer submits an Adjustment Statement by the Adjustment Statement Due Date, then the "Final Inventory Amount," "Final Dollars/Theme Park Amount" and "Final Cash-On-Hand," respectively, shall be deemed to be (A) as agreed upon by Seller and Buyer, if Seller submits and Adjustment Statement Objection but Seller and Buyer are able to resolve such objection, (B) as determined or resolved by the CPA Firm, if Seller submits an Adjustment Statement Objection and Buyer and Seller are unable to resolve all such objections, or (C) as applicable, a combination of the preceding subparagraphs (A) and (B).

2.8.3 Final Payments and Release of Escrow Amounts. Following completion of the foregoing procedures:

(a) If the Final Amount is equal to the Closing Date Estimate, then (i) within three (3) Business Days following the completion of such procedures, the parties shall provide joint written instructions to the Escrow Agent to pay to USA Seller the amount in the Inventory Adjustment Escrow Fund, by wire transfer of immediately available funds pursuant to wire instructions to be delivered by USA Seller to the Escrow Agent and (ii) within three (3) Business Days following the Tax Escrow Expiration Date and the Severance Escrow Expiration Date, respectively, the parties shall provide joint written instructions to the Escrow Agent to pay to USA Seller the amount, if any, remaining in the Transaction Taxes Escrow Fund (after giving effect to the release of any funds therefrom pursuant to Section 6.1.1) and the Severance Escrow Fund (after giving effect to the release of any funds therefrom pursuant to Section 6.4.2(a)), respectively;

(b) If the Final Amount is greater than the Closing Date Estimate, then (i) within three (3) Business Days following the completion of such procedures, (A) the parties shall provide joint written instructions to the Escrow Agent to pay to USA Seller the amount in the Inventory Adjustment Escrow Fund, by wire transfer of immediately available funds pursuant to wire instructions to be delivered by USA Seller to the Escrow Agent and (B) USA Buyer shall pay to USA Seller an amount equal to the following, by wire transfer of immediately available funds pursuant to wire instructions to be delivered by USA Seller to USA Buyer: (I) the Final Amount, minus (II) an amount equal to the sum of the Closing Date Payments, minus (III) the amounts released from the Inventory Adjustment Escrow Fund pursuant to the preceding subparagraph (i)(A), minus (IV) the Transaction Taxes Escrow Amount, minus (V) the Severance Escrow Amount, and (ii) within three (3) Business Days following the Tax Escrow Expiration Date and the Severance Escrow Expiration Date, respectively, the parties shall provide joint written instructions to the Escrow Agent to pay to USA Seller the amount, if any, remaining in the Transaction Taxes Escrow Fund (after giving effect to the release of any funds therefrom pursuant to Section 6.1.1) and the Severance Escrow Fund (after giving effect to the release of any funds therefrom pursuant to Section 6.4.2(a)), respectively; and

(c) If the Closing Date Estimate exceeds the Final Amount (such excess, the "Excess Amount"), then within three (3) Business Days following the completion of such procedures, the Excess Amount shall be paid to USA Buyer in the following manner and order: (i) the parties shall provide joint written instructions to the Escrow Agent to pay the Excess Amount to USA Buyer from the Inventory Adjustment Escrow Fund by wire transfer of immediately available funds pursuant to wire instructions to be delivered by USA Buyer to the Escrow Agent (and, if there remain any amounts in the Inventory Adjustment Escrow Fund following payment of the Excess Amount, such joint written instructions to the Escrow Agent shall also provide for the payment of such remainder to USA Seller by wire transfer of immediately available funds pursuant to wire instructions to be delivered by USA Seller to the Escrow Agent), (ii) any remaining unpaid portion of the Excess Amount after the payment in the preceding subparagraph (i) shall be paid by USA Seller to USA Buyer via wire transfer of immediately available funds pursuant to wire instructions delivered by USA Buyer to USA Seller, and the amount payable by USA Seller under this subparagraph (ii) shall constitute a superpriority administrative expense in the Bankruptcy Case, shall be secured by a court-ordered charge in the Canadian Insolvency Proceeding and shall be payable without any further notice, hearing or court approval, and (iii) if for any reason there remains any unpaid portion of the Excess Amount after the payments required under the preceding subparagraphs (i) and (ii), the parties shall, at Buyer's direction provide joint written instructions to the Escrow Agent to pay to USA Buyer the remainder of the Excess Amount from the Transaction Taxes Escrow Fund and/or the Severance Escrow Fund (as elected by Buyer in its sole discretion) by wire transfer of immediately available funds pursuant to wire instructions to be delivered by USA Buyer to the Escrow Agent.

For purposes of clarification, in the event of a Canadian Closing, any recipient of funds under this Section 2.8.3 shall be responsible for providing its Canadian counterpart with its allocable share thereof, and any payer of funds under this Section 2.8.3 shall be entitled to reimbursement from its Canadian counterpart of its allocable share thereof, and its Canadian counterpart shall be jointly and severally liable for the payment of such amount.

2.9 Setoff of Amounts. If at the time that any amounts are owed or otherwise payable to Seller by Buyer under this Agreement (whether at the Applicable Closing or thereafter) there are any Outstanding Royalty Amounts owed or owing by Seller to TDSF, then Buyer, in its sole discretion, may reduce any amounts owed or payable to Seller under this Agreement by an amount equal to any such Outstanding Royalty Amounts owed by Seller to TDSF at such time in satisfaction of such Outstanding Royalty Amounts. For purposes of this Agreement, "Outstanding Royalty Amounts" means any royalty amounts owed to TDSF under the License Agreement in respect of the period from the Applicable Petition Date to the Applicable Closing Date.

ARTICLE III

CLOSING

3.1 Closing.

3.1.1 The closing of the transactions contemplated by this Agreement shall take place (i) as to the USA Acquired Assets (which, for purposes of clarification, will include the Internet Store), the Headquarters Assets and the USA Assumed Liabilities (the "USA Closing"), on the date that is three (3) Business Days following the satisfaction or waiver of all of the closing conditions set forth in this Article III that are applicable to USA Buyer, USA Seller, the USA Acquired Assets, the Headquarters Assets and the USA Assumed Liabilities (other than those conditions that by their nature are to be satisfied at the USA Closing, but subject to the satisfaction or waiver of those conditions) or at such other date as Buyer and Seller shall agree in writing (such date, the "USA Closing Date"), and (ii) as to the Canadian Acquired Assets and the Canadian Assumed Liabilities (the "Canadian Closing"), on the date that is three (3) Business Days following the satisfaction or waiver of all of the closing conditions set forth in this Article III that are applicable to Canadian Buyer, Canadian Seller, the Canadian Acquired Assets and the Canadian Assumed Liabilities (other than those conditions that by their nature are to be satisfied at the Canadian Closing, but subject to the satisfaction or waiver of those conditions) or at such other date as Buyer and Seller shall agree in writing (such date, the "Canadian Closing Date"); provided that (a) the Canadian Closing shall under no circumstances occur prior to the USA Closing, (b) if all of the conditions to the USA Closing and the Canadian Closing set forth in this Article III have been satisfied or waived as of the same date, then both closings with respect to all of the Acquired Assets and the Assumed Liabilities shall occur on the same date, and (c) if the USA Closing occurs before the Canadian Closing (a "Bifurcated Closing"), then Buyer may elect, at any time in its sole discretion by providing written notice to Seller, not to acquire any of the Canadian Acquired Assets or assume any of the Canadian Assumed Liabilities, in which event the Acquired Assets and Assumed Liabilities hereunder shall be deemed to consist solely of the USA Acquired Assets, the Headquarters Assets and the USA Assumed Liabilities, and Buyer shall have no further rights or obligations whatsoever with respect to the Canadian Acquired Assets or the Canadian Assumed Liabilities, all of which shall be and be deemed to be part of the Retained Assets and the Retained Liabilities, respectively, for all purposes hereunder and at all times thereafter.

3.1.2 Each closing hereunder shall take place at the offices of Dewey & LeBoeuf LLP, New York, New York, or such other place as may be agreed to by the parties, with an effective time of 12:01 a.m. on the Applicable Closing Date.

3.1.3 Neither Buyer nor Seller shall have any obligation to consummate either the USA Closing or the Canadian Closing if it has not occurred by April 30, 2008 (the "Expiration Date"), provided that, in the case of a Bifurcated Closing, at any time on or after the USA Closing, Buyer may elect, in its sole discretion by providing written notice to Seller, to extend the Expiration Date by up to ninety (90) days.

3.1.4 Following the USA Closing, unless otherwise specifically provided herein, all representations, warranties, covenants, termination provisions and other agreements contained herein that relate to the Canadian Acquired Assets and/or the Canadian Assumed Liabilities shall remain in full force and effect through the Canadian Closing Date (or, if applicable, the Expiration Date).

3.1.5 If the USA Closing occurs but the Canadian Closing has not occurred by the Expiration Date (including any extension thereof elected by Buyer), then there shall be no Canadian Closing, and Buyer shall have no further rights or obligations whatsoever with respect to the Canadian Acquired Assets or the Canadian Assumed Liabilities, all of which shall be and be deemed to be part of the Retained Assets and the Retained Liabilities, respectively, for all purposes hereunder and at all times thereafter.

3.2 Filings. Seller shall cause a Bankruptcy Sale Motion and a Canadian Sale Motion (collectively, the "Sale Motions") seeking approval of the transactions contemplated in this Agreement as a Private Sale to be filed with the Bankruptcy Court and the Canadian Insolvency Court within ten (10) days of the date of this Agreement. Seller shall use its commercially reasonable efforts to obtain hearings and court approvals on shortened notice, if necessary, so that each of the USA Closing and the Canadian Closing can occur no later than April 30, 2008. The Sale Motions shall include a request for an order authorizing Seller to file with the Bankruptcy Court and the Canadian Insolvency Court and serve on all non-Seller parties to the Acquired Car Leases, Acquired Leases and the Acquired Agreements notice of Seller's intent to assume and assign that party's Acquired Car Leases, Acquired Leases and the Acquired Agreements, which order shall also provide that (i) the notice shall include the cure amount (if any) for such Acquired Leases and Acquired Agreements, (ii) any non-Seller party shall have until such date as is specified by the Bankruptcy Court and the Canadian Insolvency Court to object to the cure amount listed and must state in its objection with specificity what the proper cure amount is alleged to be, supported by sufficient documentation and (iii) if no objection is timely received, then the cure amount payable by Buyer shall be the amount listed in Seller's notice.

3.2.1 Efforts to Secure Approval. Seller shall use its commercially reasonable efforts to secure entry of the Bankruptcy Sale Order on or before April 22, 2008 and the Canadian Sale Order as soon as reasonably practicable. Seller shall not file any pleadings or take any position before the Bankruptcy Court or Canadian Insolvency Court contrary to the approval of the Bankruptcy Sale Order or Canadian Sale Order and the consummation of the transactions contemplated hereby, unless Buyer shall have previously approved such pleading or position in writing. In the event that any orders of the Bankruptcy Court or Canadian Insolvency Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such order), Seller will cooperate in diligently defending against any such appeal, petition or motion, and Seller shall use commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion. Seller shall not be required to comply with any provision of the second and third sentences of this Section 3.2.1 to the extent (but only to the extent) Seller in good faith determines (after consultation with bankruptcy counsel) that such compliance with such provision of this Section 3.2.1 would violate Seller's fiduciary duties in respect of the Bankruptcy Case or Canadian Insolvency Proceeding.

3.2.2  Bankruptcy Filings. Seller shall use commercially reasonable efforts to provide to Buyer, for informational purposes only, copies of all pleadings, motions, notices and applications relating to Buyer and this Agreement or the transactions contemplated hereby that Seller intends to file with the Bankruptcy Court or in the Canadian Insolvency Proceeding. The foregoing provisions of this Section 3.2.2 shall not apply to proposed Bankruptcy Sale Order and Canadian Sale Order, which both must be submitted in a form approved by Buyer. Seller shall not be required to comply with any provision of this Section 3.2.2 to the extent (but only to the extent) Seller in good faith determines (after consultation with outside bankruptcy counsel), that compliance with such provision of this Section 3.2.2 would violate Seller's fiduciary duties in respect of the Bankruptcy Case or Canadian Insolvency Proceeding.

3.3 Closing Deliveries by Seller. At the Applicable Closing, USA Seller and/or Canadian Seller (as applicable) shall deliver or cause to be delivered the following:

3.3.1 Bill of Sale and Assignment and Assumption Agreement. To Buyer, a Bill of Sale and Assignment and Assumption Agreement by and among USA Seller and/or Canadian Seller, on the one hand, and USA Buyer and/or Canadian Buyer, on the other, substantially in the form to be attached hereto as Annex K after the preparation thereof and approval thereof by the parties in their respective business judgment (the "Bill of Sale and Assignment and Assumption Agreement"), executed on behalf of USA Seller and/or Canadian Seller, as applicable;

3.3.2 Related Agreements. To Buyer, the Designation Rights Agreement, the Escrow Agreement, the Headquarters Assignment and Assumption Agreement, the Release Agreement and the Transitional Services Agreement, each executed on behalf of Seller, TCP or TCP Services Co., as applicable; and

3.3.3 FIRPTA Certificate. To Buyer, a properly executed statement in a form reasonably acceptable to Buyer satisfying the requirements of Treasury Regulation Section 1.1445-2(b)(2).

3.4 Closing Deliveries by USA Buyer and Canadian Buyer. At the Applicable Closing, USA Buyer and/or Canadian Buyer (as applicable) shall deliver or cause to be delivered the following:

3.4.1 Closing Payments. To Seller and/or TCP Services Co. (as applicable) any amounts required pursuant to Sections 2.7.1 and 2.7.3;

3.4.2 Bill of Sale and Assignment and Assumption Agreement. To Seller, the Bill of Sale and Assignment and Assumption Agreement, executed on behalf of USA Buyer and/or Canadian Buyer, as applicable; and

3.4.3 Related Agreements. To Seller, the Designation Rights Agreement, the Escrow Agreement, the Headquarters Assignment and Assumption Agreement, the Release Agreement and the Transitional Services Agreement, each executed on behalf of USA Buyer and/or Canadian Buyer or their Affiliates, as applicable.

3.5 Conditions Precedent to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver of the following conditions; provided, however, that in the case of a Bifurcated Closing, the conditions precedent with respect to the Canadian Acquired Assets shall be applicable only in the event of a Canadian Closing:

3.5.1 Entry by the Bankruptcy Court and Canadian Insolvency Court, as applicable, of all necessary orders approving this transaction (each in a form acceptable to Buyer in its reasonable discretion), including:

(a) the Bankruptcy Sale Order (i) approving the sale of the USA Acquired Assets on the terms set forth in this Agreement, free and clear of any and all liens, claims, interests, or Encumbrances (other than the USA Assumed Liabilities and Permitted Encumbrances), to the broadest extent permitted by Bankruptcy Code § 363(f); (ii) approving the assumption by USA Seller and assignment to USA Buyer of all Acquired Leases, Acquired Car Leases and Acquired Agreements that constitute USA Acquired Assets; (iii) authorizing the execution, delivery and performance by USA Seller of this Agreement, and the other instruments and agreements contemplated hereby; (iv) authorizing USA Seller's performance of its obligations under this Agreement; (v) approving the Release Agreement as a settlement pursuant to Fed. R. Bankr. Proc. 9019, and (vi) finding that the sale of the USA Acquired Assets qualifies as a "good faith" sale within the meaning of Bankruptcy Code § 363(m); and

(b) the Canadian Sale Order (i) approving the terms of this Agreement and the sale of the Canadian Acquired Assets on the terms set forth in this Agreement, free and clear of any and all liens, claims, interests, or Encumbrances (other than the Canadian Assumed Liabilities and Permitted Encumbrances); (ii) vesting absolutely all the right, title and interest of Canadian Seller in the Canadian Acquired Assets free and clear of any and all Encumbrances other than the Assumed Liabilities and Permitted Encumbrances; (iii) subject to the consent of the lessors to the extent required by applicable Law, approving the assignment to Buyer of all Acquired Leases, Acquired Car Leases and Acquired Agreements that constitute Canadian Acquired Assets; (iv) authorizing the execution, delivery and performance by Canadian Seller of this Agreement, the Related Agreements (other than the Designation Rights Agreement) and the other instruments and agreements contemplated hereby and thereby; (v) authorizing and directing Canadian Seller to perform Canadian Seller's acts and obligations under this Agreement, including the acts and obligations set forth in Section 6.6 with respect to the Canadian Acquired Stores and the Canadian Retained Stores; and (vi) approving all rights and protections granted to the Buyer under this Agreement, including the rights and protections set forth in Section 6.5 as it applies to Canadian Seller, the Canadian Acquired Assets and the Canadian Retained Stores.

All of which orders described in this Section 3.5.1 shall be in full force and effect and shall not have been stayed, vacated, modified or amended in any respect, except with the express consent of Buyer.

3.5.2 All required filings under the HSR Act shall have been made and the applicable waiting period thereunder shall have expired or been terminated;

3.5.3 A favorable net benefit ruling under the Investment Canada Act from the Minister of Canadian Heritage in respect of the acquisition by the Canadian Buyer of the Canadian Acquired Assets;

3.5.4 All necessary Permits of any Governmental Entity required for consummation of the transactions contemplated by this Agreement (other than as set forth in Section 3.5.2), shall have been obtained; and

3.5.5 There shall not be in effect any Law of any Governmental Entity of competent jurisdiction restraining, enjoining or otherwise preventing the consummation of the transactions contemplated by this Agreement.

3.6 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver of the following conditions; provided, however, that in the case of a Bifurcated Closing, the conditions precedent with respect to the Canadian Acquired Assets shall be applicable only in the event of a Canadian Closing:

3.6.1 The representations and warranties of Seller in this Agreement shall be true and correct in all material respects (without regard for any Material Adverse Event or materiality qualifiers contained in any such representation or warranty) as of the date hereof and at and as of the Applicable Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time);

3.6.2 All of the terms, covenants and conditions to be complied with and performed by Seller and its Affiliates on or prior to the Applicable Closing Date shall have been complied with or performed in all material respects;

3.6.3 Buyer shall have received a certificate, dated as of the Applicable Closing Date, executed on behalf of Seller, by an authorized executive officer thereof, certifying in such detail as Buyer may reasonably request that the conditions specified in Sections 3.6.1 and 3.6.2 have been fulfilled;

3.6.4 All Consents necessary to the assignment of the Acquired Leases for the Canadian Acquired Stores or for the assignment of the other Canadian Acquired Assets (including any Consents from the Landlords thereof or any lenders to the Landlords that may have a charge or secured interest in the lands of which the premises covered by such Acquired Leases forms a part) shall have been obtained (or Sale Orders containing authorization for the assignment of such Acquired Leases or other Acquired Assets without the prior consent of such parties shall have been issued);

3.6.5 There shall not have occurred any events that have had, or are, individually or in the aggregate, reasonably likely to have a Material Adverse Event;

3.6.6 Seller shall have delivered to Buyer, on or prior to the Applicable Closing Date, the Related Agreements and the other agreements, certificates and documents specified in Section 3.3, duly executed and in full force and effect;

3.6.7 Seller shall have delivered to Buyer a Purchase Certificate issued under section 146 of the Workplace Safety and Insurance Act (Ontario) and any similar certificates issued under similar statutory regulations in the other jurisdictions in which seller has employees; and

3.6.8 The Acquired Stores set forth on the Acquired Stores Schedule, as amended under Section 2.1, as of the USA Closing Date, shall equal or exceed One Hundred Eighty (180) Stores (provided that Seller acknowledges and agrees that under no circumstances shall the number of Acquired Stores exceed Two Hundred Six (206) Acquired Stores located in the United States or Two Hundred Twenty (220) Acquired Stores located in the United States and Canada combined, unless otherwise agreed by Buyer in writing in its sole discretion).

3.7 Conditions Precedent to Obligations of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions:

3.7.1 The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects (without regard for any Material Adverse Event or materiality qualifiers contained in any such representation or warranty) as of the date hereof and at and as of the Applicable Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time);

3.7.2 All of the terms, covenants and conditions to be complied with and performed by Buyer on or prior to the Applicable Closing Date shall have been complied with or performed in all material respects;

3.7.3 Seller shall have received a certificate, dated as of the Applicable Closing Date, executed on behalf of Buyer by an authorized executive officer thereof, certifying in such detail as Seller may reasonably request that the conditions specified in Section 3.7.1 and Section 3.7.2 have been fulfilled;

3.7.4 Buyer shall have delivered to Seller or TCP Services Co. (as applicable) the payments required under Sections 2.7.1 and 2.7.3 on or prior to the Applicable Closing Date;

3.7.5 Buyer shall have delivered to Seller on or prior to the Applicable Closing Date the Related Agreements and the other agreements, certificates and documents specified in Section 3.4, in each case duly executed and in full force and effect; and

3.7.6 The Acquired Stores set forth on the Acquired Stores Schedule, as amended under Section 2.1, as of the USA Closing Date, shall equal or exceed One Hundred Sixty Three (163) Stores.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed on the Seller Schedules, Seller represents and warrants to Buyer the following.

4.1 Organization.

4.1.1 Incorporation and Authority of Seller. USA Seller is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Canadian Seller is a corporation duly organized and validly existing under the laws of the Province of New Brunswick, Canada. Subject to approval by the Bankruptcy Court and the Canadian Insolvency Court, each of USA Seller and Canadian Seller has the requisite power and authority (i) to own its properties and assets and carry on the Business and the operation of the USA Remaining Stores as currently conducted and (ii) to execute and deliver this Agreement, the Related Agreements and the documents and instruments contemplated hereby and thereby and to perform and comply with all of the terms, conditions and covenants to be performed and complied with by it hereunder and thereunder.

4.1.2 Subsidiaries. Except as set forth on Seller Schedule 4.1.2, neither Canadian Seller nor USA Seller has any Subsidiaries or any equity interests in any other Person.

4.2 Financial Statements. Seller Schedule 4.2 contains the unaudited balance sheet and statement of operations of Seller as of and for the twelve (12) months ended January 31, 2008 (the "Financial Statements"). The Financial Statements have been prepared in all material respects in conformity with GAAP and consistent with Seller's past practices (except that the Financial Statements may not contain notes required by GAAP). The Financial Statements fairly present the financial condition and results of operations of Seller as of and for the periods ending on the respective dates thereof.

4.3 Accounting Records and Accounting Controls; Minute Books. Seller maintains books and records that accurately reflect in all material respects the transactions relating to the Business and the USA Remaining Stores and accounting controls sufficient to ensure that such transactions are executed in accordance with management's general or specific authorization and recorded in conformity with GAAP, including with respect to the periods for which the Financial Statements were being prepared. Such books and records are true and complete in all material respects. Copies of the original minute books of USA Seller and Canadian Seller have been made available to Buyer for review and contain records that are true and complete in all material respects of all meetings held of, and corporate or limited liability company action taken by, the member, the shareholder, the board of directors (or comparable governing body) and committees of the board of directors (or comparable governing body) of USA Seller and Canadian Seller.

4.4 Tax Matters.

4.4.1 General. All material Tax Returns required to be filed by or with respect to Seller or its income, operations or assets have been timely filed. All such Tax Returns were true, correct and complete in all material respects. All material Taxes due and payable by or with respect to Seller or its income, operations or assets (whether or not shown or required to be shown on any Tax Return) have been paid other than Taxes being contested in good faith and disclosed on Seller Schedule 4.4. All material Taxes required to have been withheld and paid by or with respect to Seller or its operations have been withheld and paid and all material forms required with respect thereto, including IRS Forms W-2 and 1099 and Canadian Forms NR-4 and NR-4 Summary, have been properly completed and filed. Adequate provision in accordance with GAAP has been made in the books and records of Seller and in the Financial Statements for all Taxes required to be paid or withheld (but not yet paid or withheld) by Seller. Except as set forth on Seller Schedule 4.4, Seller is not in the process of being examined by any Governmental Entity with respect to any Tax Returns of or relating to Seller or its income, operations or assets (other than the issuance of original notices of assessment to Canadian Seller by Canadian revenue authorities). Except as set forth on Seller Schedule 4.4, no Governmental Entity has proposed, asserted or assessed, in each case in writing, any deficiency, assessment or claim for material Taxes of or relating to Seller or its income, operations or assets that remain unpaid. Except as set forth on Seller Schedule 4.4, Seller has not waived any statute of limitations in respect of Taxes of or relating to Seller or its income, operations or assets or agreed to any extension of time with respect to any assessment or deficiency relating to Taxes of or with respect to Seller or its income, operations or assets. Except as set forth on Seller Schedule 4.4, there are no liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

4.4.2 GST. Canadian Seller is, or will be prior to the Canadian Closing, registered for the purposes of Part IX of the GST Act, and Canadian Seller shall communicate its GST registration number to Buyer by written notice on or prior to the Canadian Closing.

4.4.3 Residency. Canadian Seller is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

4.5 Contracts.

4.5.1 Contracts; No Breach or Default. Seller has provided or otherwise made available to Buyer true copies of all Material Contracts, including all amendments and supplements thereto. Except as set forth on Seller Schedule 4.5.1: (i) each Material Contract that constitutes an Acquired Asset (each, a "Material Acquired Contract") is in effect to the extent of its terms; and (ii) except as set forth on Seller Schedule 4.5.1, Seller does not have Knowledge of, nor has Seller received written notice declaring, a breach or default by Seller or its Affiliates party thereto under any Material Acquired Contract, which breach or default remains uncured beyond the applicable cure period set forth therein, and, to the Knowledge of Seller, no breach or default by any other party or obligor with respect to any Material Acquired Contract has occurred thereunder.

4.5.2 Authorization and Enforceability. Except as set forth on Seller Schedule 4.5.2, each Material Acquired Contract: (i) entered into since the Original Sale Date has been duly authorized, executed and delivered by Canadian Seller, USA Seller or its Affiliates party thereto, as applicable, and, to the Knowledge of Seller, the other parties thereto, (ii) remains in full force and effect to the extent of its terms without amendments or modifications not reflected on Seller Schedule 4.5.2 and made available to Buyer; and (iii) is binding on USA Seller, Canadian Seller or its Affiliates party thereto, as applicable, and, to the Knowledge of Seller, the other parties thereto in accordance with its terms and applicable Laws, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws and legal and equitable principles affecting, limiting or relating to creditors rights generally, and general principles of equity, including unconscionability, reasonableness and good faith and fair dealing.

4.6 Leases and Real Property.

4.6.1 Leases.

(a) Acquired Leases; Headquarters Lease; No Breach or Default. True copies of the Acquired Leases, the USA Remaining Leases and the Headquarters Lease, including all amendments, collateral agreements, supplements and material correspondence related thereto, have been made available to Buyer, and a list thereof is set forth on Seller Schedule 4.6.1. Except as set forth on Seller Schedule 4.6.1: (i) each of the Acquired Leases, the USA Remaining Leases and the Headquarters Lease is in effect to the extent of its terms; and (ii) Seller does not have Knowledge of, nor has Seller received written notice declaring, a breach or default by USA Seller or Canadian Seller under any Acquired Lease or any USA Remaining Lease or by TCP Services Co. under the Headquarters Lease, which breach or default remains uncured beyond the applicable cure period set forth in the applicable Lease, and, to the Knowledge of Seller, no breach or default by any other party or obligor with respect to any Acquired Lease, any USA Remaining Lease or the Headquarters Lease (including the Landlord thereunder) has occurred thereunder.

(b) Authorization and Enforceability. Except as set forth on Seller Schedule 4.6.1, each of the Acquired Leases and the Headquarters Lease: (i) entered into after the Original Sale Date has been duly authorized, executed and delivered by USA Seller, Canadian Seller or TCP Services Co., as applicable, and, to the Knowledge of Seller, the other parties thereto, (ii) remains in full force and effect to the extent of its terms without amendments or modifications not reflected on Seller Schedule 4.6.1 and made available to Buyer; and (iii) is binding on USA Seller, Canadian Seller or TCP Services Co., as applicable, and, to the Knowledge of Seller, the other parties thereto, in accordance with its terms and applicable Laws, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws and legal and equitable principles affecting, limiting or relating to creditors rights generally, and general principles of equity, including unconscionability, reasonableness and good faith and fair dealing.

(c) Eminent Domain.  Neither Seller nor any of its Affiliates has received written notice of any proceedings in eminent domain, expropriation, condemnation or other similar proceedings that are pending, and, to the Knowledge of Seller, there are no such proceedings threatened, affecting any portion of the real property leased under the Acquired Leases, the USA Remaining Leases or the Headquarters Lease.

(d) No Assignment. USA Seller or Canadian Seller is the tenant under each Acquired Lease and each USA Remaining Lease and TCP Services Co. is the tenant under the Headquarters Lease. Neither USA Seller nor Canadian Seller has Transferred its rights or interests under any Acquired Lease or any USA Remaining Lease and TCP Services Co. has not Transferred its rights or interests under the Headquarters Lease.

(e) Guarantees. Other than any guarantees of any Acquired Leases or USA Remaining Leases listed on Seller Schedule 4.6.1, none of the Acquired Leases, the USA Remaining Leases or the Headquarters Lease is the subject of any guarantee by any Person.

4.6.2 Owned Real Property. Seller does not own any real property used in the Business.

4.7 Information Technology. Seller owns or possesses adequate and enforceable rights to use the Seller Information Technology in connection with the Business and the USA Remaining Stores as currently conducted. Except as set forth on Seller Schedule 4.7, Seller has not granted to any unrelated Person any license, sublicense or other similar right to use the Seller Information Technology (other than any uses for the benefit of or to provide services to Seller). Except as set forth on Seller Schedule 4.9, no Action against Seller or its Affiliates alleging that Seller's use of the Seller Information Technology infringes in any material respect upon or violates in any material respect the rights of any Person in or to such Seller Information Technology is pending or, to the Knowledge of Seller, threatened against USA Seller or Canadian Seller or any of their respective properties or assets. To the Knowledge of Seller, Seller has not received written notice that its use of the Seller Information Technology infringes upon or violates the rights of any Person in or to such Seller Information Technology.

4.8 Authorization; No Conflicts.

4.8.1 Authorization. Subject to the approval of the Bankruptcy Court and the Canadian Insolvency Court, all necessary action on the part of Seller and its Affiliates has been duly and validly taken to authorize the execution, delivery and performance of this Agreement, the Related Agreements and any other agreements and instruments to be executed and delivered by such parties in connection herewith. This Agreement has been duly executed and delivered by Seller and constitutes the legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, and the Related Agreements, when executed and delivered by Seller or its Affiliates (as applicable) will constitute the legally valid and binding obligation of Seller or its Affiliates (as applicable), enforceable against Seller or its Affiliates (as applicable) in accordance with their respective terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws and legal and equitable principles affecting, limiting or relating to creditors rights generally, and general principles of equity, including unconscionability, reasonableness and good faith and fair dealing.

4.8.2 No Conflicts. Provided that, prior to the Applicable Closing, (a) the Consents required to be obtained from third Persons listed on Seller Schedule 4.8.2 (which do not include any Consents with respect to Acquired Leases, the USA Remaining Leases, Acquired Car Leases or Acquired Agreements that are USA Acquired Assets or subject to the Designation Rights Agreement) and the Permits required to be obtained from any Governmental Entity listed on Seller Schedule 4.8.2 and the Investment Canada Act Approval are obtained, and (b) any required filings under the Hart-Scott-Rodino Act have been made and the applicable waiting period thereunder shall have expired or been terminated, neither the execution, delivery and performance by Seller or its Affiliates of this Agreement, the Related Agreements or any other agreements and instruments to be executed and delivered by Seller or its Affiliates in connection herewith or therewith nor the consummation of the transactions contemplated hereby or thereby will: (i) violate any provision of the charter, articles, bylaws, operating agreement or similar organizational or governing documents of Seller or its Affiliates; (ii) violate in any material respect any Law to which Seller or its Affiliates is subject; (iii) violate in any material respect any Material Contract, Acquired Lease, USA Remaining Lease or other Contract to which Seller is a party or by which Seller is bound; or (iv) result in the imposition of any Encumbrance (other than Permitted Encumbrances) against Seller or any of its properties.

4.9 Legal Proceedings. Except as set forth on Seller Schedule 4.9, there is no Action pending or, to the Knowledge of Seller, threatened against Seller (i) the sole purpose of which is to obtain equitable relief to enjoin Seller from engaging in any particular activity, (ii) seeking damages in excess of $750,000, (iii) that otherwise would constitute a Material Adverse Event or (iv) that has or might reasonably be expected to have a material adverse effect on the ability of Seller or any of its Affiliates to perform their respective obligations under this Agreement or the Related Agreements, as applicable, or the transactions contemplated hereby or thereby.

4.10 Permits. Seller holds all Permits that are required to permit Seller to conduct the Business and to operate the USA Remaining Stores, other than Permits the absence of which would not constitute a Material Adverse Event.

4.11 Compliance with Law. The Business and the USA Remaining Stores are being conducted in accordance with applicable Laws, except for such noncompliance as would not constitute a Material Adverse Event. Except as set forth on Seller Schedule 4.11, to the Knowledge of Seller, Seller has not received a material notice of non-compliance with applicable Laws from any Governmental Entity (that has not been cured) since the Original Sale Date.

4.12 Employee Schedule. Seller Schedule 4.12 sets forth, for each of the Acquired Store Employees and the Other Store Employees, the current position, length of service, full time or part time status, country of employment and rate of pay for such employee. Such information contained on Seller Schedule 4.12 is true and complete in all material respects.

4.13 Environmental Compliance. Except as set forth on Seller Schedule 4.13, to the Knowledge of Seller, the Business and the USA Remaining Stores are in compliance with Existing Environmental Requirements, except for such noncompliance as would not constitute a Material Adverse Event.

4.14 No Brokers or Finders. Neither Buyer nor its Affiliates shall have any liability for any broker's or finder's or similar fee or other commission with respect to any agent, broker, finder, investment or commercial banker or other Person or firm engaged by or acting on behalf of Seller or its Affiliates in connection with the negotiation, execution or performance of this Agreement, the Related Agreements or the transactions contemplated hereby or thereby.

4.15 Absence of Certain Changes and Events. Since January 31, 2008, except as set forth on Seller Schedule 4.15:

4.15.1 Seller has not Transferred any assets of the Business or the USA Remaining Stores to any other party other than inventory sold in the ordinary course of business;

4.15.2 Seller has not granted any increase in the salary or benefits of any Acquired Store Employees and the Other Store Employees, other than (i) regularly scheduled salary or benefit increases in the ordinary course of business, (ii) increases in salary and benefits in the ordinary course of business in connection with promotions and/or increases of responsibilities or duties, and (iii) payment or agreement to pay regularly scheduled bonuses in the ordinary course of business;

4.15.3 there has not occurred any Material Adverse Event;

4.15.4 there has not been any other damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Acquired Assets, the USA Remaining Leases or the Headquarters Assets; and

4.15.5 Seller has not agreed to take (or cause to be taken) any actions described in Sections 4.15.1 and 4.15.2.

4.16 Title to Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Acquired Assets (other than the Headquarters Assets and other than intangible assets) and the USA Remaining Leases, free and clear of any Encumbrances, except for Permitted Encumbrances. TCP Services Co. has good and valid title to, or a valid leasehold interest in, all of the Headquarters Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

4.17 Labor Matters.

4.17.1 Except as set forth on Seller Schedule 4.17, in connection with the Business and the USA Remaining Stores, (i) Seller is not a party to any labor agreement with respect to the Transferred Employees with any labor organization, group or association and (ii) since the Original Sale Date, Seller has not experienced any attempt by a labor organization to organize or represent any of the Transferred Employees. In connection with the Business and the USA Remaining Stores, except as set forth on Seller Schedule 4.17, Seller is in compliance in all material respects with all applicable labor and employment Laws, including those respecting employment practices and standards, terms and conditions of employment, wages and hours, worker's compensation, human rights, and occupational health and safety, and Seller is not engaged in any unfair labor practice. Except as set forth on Seller Schedule 4.17, there is no unfair labor practice charge or complaint against Seller pending before the National Labor Relations Board or any other labor relations board having jurisdiction over Seller's employees, arising out of Seller's activities with respect to the Business or the USA Remaining Stores and, to the Knowledge of Seller, there are no facts that would give rise thereto. There is no labor strike or labor disturbance pending or, to the Knowledge of Seller, threatened against Seller in connection with the Business or the USA Remaining Stores. Seller has not experienced any material work stoppage in connection with the Business or the USA Remaining Stores since the Original Sale Date.

4.17.2 There are no collective bargaining agreements currently in effect that cover any employees of the Business or the USA Remaining Stores or any retired employees of the Business or the USA Remaining Stores.

4.18 No Other Agreements to Sell. Neither Seller nor its Affiliates has any legal obligation, absolute or contingent, to any Person other than Buyer to sell the Acquired Assets or the Designation Rights or to enter into any agreement with respect to the sale or transfer thereof.

4.19 Payments. During the twelve (12) month period immediately preceding the date hereof and the Applicable Closing Date, to the Knowledge of Seller, neither Seller nor any of its officers or directors has, directly or indirectly, in connection with the Business or the USA Remaining Stores, made any material payment to any supplier of Seller or any officer, director, partner, employee or agent of any such supplier or any governmental official that, when made, was illegal under applicable Law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

5.1 Organization; Capitalization.

5.1.1 Organization and Authority of USA Buyer. USA Buyer is a limited liability company duly formed and validly existing under the laws of the State of Delaware. USA Buyer has the requisite power and authority to (a) execute and deliver this Agreement, the Related Agreements to which it is a party and the documents and instruments contemplated hereby and thereby, (b) perform and comply with all of the terms, conditions and covenants to be performed and complied with by it hereunder and thereunder and (c) own its properties and assets and carry on its business as contemplated by this Agreement.

5.1.2 Incorporation and Authority of Canadian Buyer. Canadian Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the Province of Nova Scotia. Canadian Buyer has the requisite power and authority to (a) execute and deliver this Agreement, the Related Agreements and the documents and instruments contemplated hereby and thereby, (b) perform and comply with all of the terms, conditions and covenants to be performed and complied with by it hereunder and thereunder and (c) own its properties and assets and carry on its business as contemplated by this Agreement.

5.2 Authorization; No Conflicts.

5.2.1 Authorization. All necessary action on the part of Buyer has been duly and validly taken to authorize the execution, delivery and performance of this Agreement, the Related Agreements and any other agreements and instruments to be executed and delivered by it in connection herewith. This Agreement and the Related Agreements to which Buyer is party have been duly executed and delivered by Buyer and constitute the legally valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws and legal and equitable principles affecting, limiting or relating to creditors rights generally, and general principles of equity, including unconscionability, reasonableness and good faith and fair dealing.

5.2.2 No Conflicts. Provided that, prior to the Applicable Closing, (a) the Permits required to be obtained from any Governmental Entity listed on Seller Schedule 4.8.2 (including any required approval under the Investment Canada Act) are obtained, and (b) any required filings under the Hart-Scott-Rodino Act have been made and the applicable waiting period thereunder shall have expired or been terminated, neither the execution, delivery and performance by Buyer of this Agreement, the Related Agreements or any other agreements or instruments to be executed and delivered by it in connection herewith or therewith nor the consummation of the transactions contemplated hereby or thereby will: (i) violate any provision of Buyer's articles, charter, bylaws, operating agreement or similar organizational or governing documents; (ii) violate any Law to which Buyer is subject that would have a material adverse effect on Buyer's ability to perform its obligations hereunder or thereunder; (iii) violate any material Contract to which Buyer is a party or is bound; or (iv) result in the imposition of any material Encumbrance against Buyer or any of its properties.

5.3 Legal Proceedings. There is no Action pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its Affiliates or any of their respective properties or assets that has or might reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or the Related Agreements or the transactions contemplated hereby or thereby.

5.4 No Brokers or Finders. No agent, broker, finder, investment or commercial banker or other Person or firm engaged by or acting on behalf of Buyer or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement, the Related Agreements or the transactions contemplated hereby or thereby is or will be entitled to any broker's or finder's or similar fees or other commission as a result of this Agreement, the Related Agreements or such transactions.

5.5 GST. Canadian Buyer is, or will be prior to the Canadian Closing, registered for the purposes of Part IX of the GST Act, and Canadian Buyer shall communicate its GST registration number to Seller by written notice on or prior to the Canadian Closing.

ARTICLE VI

COVENANTS

6.1 Tax Matters.

6.1.1 Transaction Taxes. Except for (i) any GST payable as a result of the transactions contemplated by this Agreement, which shall be Buyer's sole responsibility, and (ii) any interest, penalties or other amounts payable as a result of Seller's delay in remitting Transaction Taxes collected from Buyer, which shall be Seller's sole responsibility ("Seller Only Taxes"), Buyer and Seller shall each bear and pay one-half of any and all sales, use, transfer, documentary and other similar taxes and fees (and any related interest, penalties or additions thereto) imposed by any Governmental Entity with respect to the sale and transfer of the Acquired Assets (including the transfer of the tangible personal property in connection with the Headquarters Assets) as contemplated by this Agreement ("Transaction Taxes"), regardless of which party or its Affiliates the tax authority seeks to collect such Transaction Taxes from, and each party will provide reasonable cooperation to the other party in order to minimize the amount of Transaction Taxes. With respect to any Transaction Taxes or expenses that are required to be shared by Buyer and Seller under this Section 6.1.1, except for those Transaction Taxes described in Section 6.1.4 that are imposed directly on Canadian Buyer, Seller will determine the amount of such Transaction Taxes (subject to Buyer's review and approval in its reasonable discretion), file all necessary Tax Returns and other documentation in connection with such Transaction Taxes, remit such Transaction Taxes to the relevant Governmental Entities within thirty (30) days of the Applicable Closing and provide Buyer with copies of all necessary Tax Returns and documentation filed and proof of payment of such Transaction Taxes, and Buyer shall pay the amount of such Transaction Taxes or expenses to Seller (subject to receipt of prompt written notice from Seller), and the parties shall provide joint written instructions to the Escrow Agent to pay to Buyer an amount equal to one-half of such Transaction Taxes from the Transaction Taxes Escrow Fund, by wire transfer of immediately available funds pursuant to wire instructions to be delivered by Buyer to the Escrow Agent, provided that if the amount of the Transaction Taxes Escrow Fund is insufficient to pay such amount, the shortfall shall be paid by Seller. With respect to Seller Only Taxes, Seller shall provide Buyer with written notice thereof, and the parties shall provide joint written instructions to the Escrow Agent to pay the amount of such Seller Only Taxes to Seller from the Transaction Taxes Escrow Fund, by wire transfer of immediately available funds pursuant to wire instructions to be delivered by Seller to the Escrow Agent, and Seller shall pay the Seller Only Taxes to the applicable taxing authority, provided that if the amount of the Transaction Taxes Escrow Fund is insufficient to pay the Seller Only Taxes, then the shortfall shall be paid by Seller. With respect to those Transaction Taxes described in Section 6.1.4 that are imposed directly on Canadian Buyer, Buyer shall determine the amount of such Transaction Taxes (subject to Seller's review and approval in its reasonable discretion), file all necessary Tax Returns and other documentation in connection with such Transaction Taxes, remit such Transaction Taxes to the relevant Governmental Entities within thirty (30) days of the Applicable Closing and provide Seller with copies of all necessary Tax Returns and documentation filed and proof of payment of such Transaction Taxes, and the parties shall provide joint written instructions to the Escrow Agent to pay to Buyer an amount equal to one-half of such Transaction Taxes from the Transaction Taxes Escrow Fund, by wire transfer of immediately available funds pursuant to wire instructions to be delivered by Buyer to the Escrow Agent, provided that if the amount of the Transaction Taxes Escrow Fund is insufficient to pay such amount, the shortfall shall be paid by Seller.  If either party desires to dispute any Transaction Taxes imposed upon it or its Affiliates, it shall notify the other party, and if both parties agree to dispute such Transaction Taxes (which decision shall be made by each party in its sole discretion), then the parties shall share equally the expenses incurred in connection with such dispute (with Seller's portion being paid from the Transaction Taxes Escrow Fund, provided that if the amount of the Transaction Taxes Escrow Fund is insufficient to pay such amount, then the shortfall shall be paid by Seller), but if both parties do not so agree, then the party desiring to dispute such Transaction Taxes may do so but only at its sole cost and expense (and the Transaction Taxes Escrow Fund may not be used for such purpose). The party against whom any Transaction Tax is imposed shall control the conduct of any dispute proceedings related thereto. Each party shall give prompt written notice to the other of any proposed adjustment of any Transaction Taxes or of any examination of the transactions contemplated hereby in an audit pertaining to Transaction Taxes. Neither party shall negotiate a settlement or compromise of any Transaction Taxes without the written consent of the other, which consent shall not be unreasonably withheld.

6.1.2 Cooperation on Tax Matters. Each party shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, examination, litigation, or other proceeding with respect to Taxes relating to the Business (a "Tax Proceeding"). Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such Tax Proceeding and the availability of employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties agree (A) to retain all books and records with respect to Tax matters pertinent to the Business relating to any taxable period beginning before the Applicable Closing until the expiration of the statute of limitations or, in the case of Canadian Seller, the expiration of any period during which a recognized document assessing liability for Tax may be issued by a Governmental Entity (and, to the extent notified by a party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the first party shall allow the other party to take possession of such books and records to the extent they would otherwise be destroyed or discarded. Each party shall bear its respective costs and expenses in connection with any Tax Proceeding. Any information obtained under this Section 6.1.2 or under any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be subject to Section 8.9.

6.1.3 GST Election. Canadian Buyer and Canadian Seller shall make the appropriate joint tax election pursuant to subsection 167(1) of the GST Act in order to effect the sale of the Canadian Acquired Assets by Canadian Seller without payment of GST. Notwithstanding such election, in the event it is determined by Canada Revenue Agency that there is a liability of Canadian Buyer to pay, or of Canadian Seller to collect and remit, GST on all or part of the transfer of the Canadian Acquired Assets under this Agreement, such GST, including any interest and penalties, if any, shall be forthwith paid by Canadian Buyer to Canada Revenue Agency or to Canadian Seller for remittance to Canada Revenue Agency. Canadian Buyer shall file the election form referred to above, along with any documentation necessary or desirable to give effect thereto, with Canada Revenue Agency on or before the due date for Canadian Buyer's GST return for the reporting period of Canadian Buyer in which the tax would, but for this election, have become payable in respect of the supply of Canadian Acquired Assets.

6.1.4 Provincial Retail Sales Taxes. Without in any way compromising Canadian Buyer's rights and entitlements pursuant to Section 6.1.1, Canadian Buyer shall pay directly to the applicable Governmental Entity any Transaction Taxes payable under the Retail Sales Tax Act (Ontario), the Social Service Tax Act (British Columbia), The Retail Sales Tax Act (Manitoba) or any similar provincial statute in connection with the transfer of the Canadian Acquired Assets under this Agreement, all in accordance with the provisions of those statutes, the Regulations made thereunder, and the applicable Governmental Entity's administrative policies. Canadian Buyer shall provide to Canadian Seller as reasonably requested such documentation as may be necessary to substantiate any provincial sales tax exemptions relied upon by Canadian Buyer, including exemptions with respect to inventories of goods held for resale or for incorporation into goods to be held for sale. On or before the Canadian Closing, Canadian Seller shall provide Canadian Buyer with a clearance certificate under section 6 of the Retail Sales Tax Act (Ontario), section 99 of the Social Services Tax Act (British Columbia), section 45 of The Tax Administration and Miscellaneous Taxes Act (Manitoba) and any other similar applicable provincial statute providing, in each case, that Canadian Seller has no unpaid and overdue Tax liabilities under the applicable legislation as of the Canadian Closing Date.

6.2 Other Cooperation.

6.2.1 Buyer. After the Applicable Closing, Buyer will afford to Seller, its Affiliates and its Representatives reasonable access during normal business hours upon reasonable prior notice to the books and records relating solely to the operation of the Business prior to the Applicable Closing to the extent such access is required in connection with the legitimate business purposes of Seller. Seller, its Affiliates and its Representatives may, at the expense of Seller, make copies of such books and records.

6.2.2 Seller. After the Applicable Closing, Seller will (i) deliver and cause its Affiliates to deliver to Buyer the books and records relating solely to the Business that were not delivered to Buyer at or prior to the Applicable Closing and that were not, as of the Applicable Closing Date, located at the premises that were transferred to Buyer on such Applicable Closing Date and (ii) afford Buyer, its Affiliates and its Representatives reasonable access, during normal business hours upon reasonable prior notice, to financial information for the periods prior to the Applicable Closing relating solely to the Business that is readily available (without diligence or expenditure of money) and in the possession and control of Seller and its Affiliates and not already delivered to Buyer pursuant to the preceding subparagraph (i).

6.2.3 Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, Seller shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements as promptly as practicable, including (i) the prompt preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the Related Agreements and the taking of such reasonable actions as are necessary, proper or advisable to obtain any requisite Permits, Consents, orders, exemptions or waivers by any Governmental Entity or any other Person, including filings pursuant to the HSR Act, the Competition Act and the Investment Canada Act (in each case, as applicable) and (ii) using its commercially reasonable efforts to cause the satisfaction of all conditions to the USA Closing and the Canadian Closing, as applicable; provided that nothing contained herein shall require Buyer to hold separate or divest (including through an independent trustee, if necessary) particular assets or categories of assets, or operations, of the Business, Buyer or any of its Affiliates or agree to any limitations or restrictions on its conduct in order for the Applicable Closing to occur. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other Person or any other information supplied by such party to a Governmental Entity or any other Person in connection with this Agreement and the transactions contemplated by this Agreement. Seller shall promptly inform Buyer of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement and the Related Agreements. If Seller receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then Seller will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with Buyer, an appropriate response in compliance with such request.

6.3 Effect of Due Diligence and Related Matters. Each party represents that it is a sophisticated entity that was advised by knowledgeable counsel and financial and accounting advisors and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each party agrees that (i) there are no representations or warranties by or on behalf of the other party except for those expressly set forth in this Agreement and the Related Agreements, and, except as stated herein or therein, it has not relied and will not rely upon any document or written or oral information (including any projections or other financial data) furnished to or discovered by it or its Representatives, and (ii) to the fullest extent permitted by Law, the rights and obligations of each party with respect to the transactions contemplated hereby will be solely as set forth in this Agreement and the Related Agreements.

6.4 Employee Matters.

6.4.1 Offer to Certain Seller Employees. Prior to the Applicable Closing, and conditioned upon and effective as of the Applicable Closing, Buyer (i) will make an offer of employment, on terms to be determined by Buyer in its sole discretion, to all employees of Seller located in the Acquired Stores being acquired on the Applicable Closing (the "Acquired Store Employees") and (ii) in its sole discretion, may (but shall not be required to) make an offer of employment, on terms to be determined by Buyer in its sole discretion, to certain employees of Seller who are (a) district or field managers with responsibility for the Acquired Stores being acquired on the Applicable Closing, (b) located in the Disney Store Headquarters and/or (c) located in the USA Remaining Stores (such employees described in clauses (a), (b) and (c) being referred to herein as the "Other Store Employees"). Acquired Store Employees and Other Store Employees who have accepted such offers of employment in accordance with the terms of such offers, in each case conditioned upon and effective as of the Applicable Closing, shall constitute "Transferred Employees." Any employees of Seller located in the USA Remaining Stores who are not Transferred Employees will be terminated by Seller or transferred to a business of Seller or its Affiliates other than the USA Remaining Stores, in either case effective upon the USA Closing, and Seller will be responsible for all costs associated with such employees as provided in Section 6.4.2(a).

6.4.2 Obligations to Transferred Employees and Retained Employees.

(a) Seller Obligations. With respect to each Transferred Employee, Seller shall be solely responsible for all liabilities and payment obligations, if required to be paid (including salary, bonus, accrued vacation, equity, health and welfare benefits, contracts, fringe benefits, payroll taxes, severance and other payments), incurred in respect of or relating to periods ending on or before the Applicable Closing Date, and, in order to facilitate payment of such obligations, Seller shall issue, on the Applicable Closing Date or as soon as reasonably practicable thereafter, a final payroll check to each Transferred Employee for the period through and including the Applicable Closing Date. In furtherance of and without limiting the foregoing, Seller shall be solely responsible for all termination and severance costs (as applicable) that relate to a Transferred Employee's period of service on or prior to the Applicable Closing Date, whether such costs arise under statute (including applicable employment standards legislation), Contract, Law or otherwise, and regardless of whether the Transferred Employee's employment is terminated after the Applicable Closing Date by Buyer (collectively, "Transferred Employee Severance Costs"). Prior to the Severance Escrow Expiration Date, any Transferred Employee Severance Costs payable to a Transferred Employee who is located in or a resident of Canada shall be paid from (and secured by a court-ordered charge in the Canadian Insolvency Proceeding against) the Severance Escrow Fund, and Buyer and Seller shall provide joint written instructions to the Escrow Agent to pay the amount thereof to Seller for remittance to the applicable employees, by wire transfer of immediately available funds pursuant to wire instructions to be delivered by Seller to the Escrow Agent, provided that if the amount of the Severance Escrow Fund is insufficient to pay such amount, the shortfall shall be paid by Seller. Following the Severance Escrow Expiration Date, all such Transferred Employee Severance Costs shall be paid solely by Seller. With respect to each Retained Employee, Seller shall remain solely responsible for all liabilities and payment obligations (including salary, bonus, accrued vacation, equity, health and welfare benefits, contracts, fringe benefits, payroll taxes, severance and other payments) owed to or incurred in respect of each such Retained Employee, including to the extent applicable, compliance with the Worker Adjustment and Retraining Notification Act, and Seller shall be entitled, in its sole discretion, to offer or cause its Affiliates to offer employment to and hire any Retained Employee in or for any business of Seller or its Affiliates.

(b) Buyer Obligations. With respect to each Transferred Employee, Buyer shall be solely responsible for all liabilities and payment obligations, if required to be paid (including salary, bonus, accrued vacation, equity, health and welfare benefits, contracts, fringe benefits, payroll taxes, severance and other payments), incurred in respect of or relating to periods after the Applicable Closing Date or, if a Transferred Employee commences employment on a date after the Applicable Closing Date, on the date such Transferred Employee commences employment with Buyer or its Affiliate.

6.4.3 COBRA Continuation Coverage. From and after the USA Closing, USA Seller shall be solely responsible (apart from COBRA premiums required to be paid by or with respect to "qualified beneficiaries" as such term is defined in COBRA) for any and all COBRA continuation coverage costs, liabilities and obligations with respect to any Transferred Employees who, at any time before the USA Closing, have lost coverage under any Employee Benefit Plan sponsored or maintained by USA Seller or its ERISA Affiliates or to which USA Seller or its ERISA Affiliates are obligated to contribute, which is subject to COBRA, as a result of a "qualifying event" (as defined in COBRA) that occurred on or before the USA Closing Date.

6.4.4 Park Passes. Seller acknowledges and agrees that, as of the USA Closing Date, (i) all "Purple Passes" and other free or complementary admission tickets, passes or other benefits pertaining to the entertainment, recreation and lodging complexes located in Anaheim, California, known as DISNEYLAND® Resort, and in Orange County and Osceola County, Florida, known as the WALT DISNEY WORLD® Resort that have been issued to any Retained Employees or Transferred Employees shall be cancelled, and (ii) all such "Purple Passes" or other free or complementary admission tickets, passes or other benefits in the possession of Seller or its Affiliates shall be promptly returned to Buyer.

6.4.5 Wage Reporting. Seller and Buyer agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting for the Transferred Employees.

6.4.6 No Third Party Beneficiaries. Nothing in this Section 6.4 or elsewhere in this Agreement will be deemed to make any Transferred Employee or any Retained Employee a third party beneficiary of this Agreement.

6.5 Wind-Down of Stores Other than Acquired Stores; Termination of License Agreement; Preservation of Buyer Claims.

6.5.1 Wind-Down of USA Remaining Stores.

(a) As of the USA Closing Date, Buyer (directly or through an agent or designated representative) shall take possession and control of each of the USA Remaining Stores for a period of up to two hundred ten (210) days following the filing of the Bankruptcy Case (the "Wind-down Period") for purposes of conducting inventory reduction sales (the "Store Closing Sales") of all inventory located therein. During the Wind-down Period, (i) Buyer shall have sole and absolute discretion regarding the manner in which the Store Closing Sales may be conducted, subject to any applicable Lease covenants or restrictions, (ii) Buyer shall be responsible for paying all obligations that are specifically attributable to the USA Remaining Stores that accrue during the Wind-down Period, including rent, ground lease rent, common area maintenance, utilities, real estate taxes, insurance, security, obligations under the Transitional Services Agreement and other actual out-of-pocket costs under the USA Remaining Leases (collectively, the "Carrying Costs"), and (iii) Buyer shall be entitled to receive and retain all revenues from the Store Closing Sales.

(b) Designation Rights. On the terms and subject to the conditions contained in the Designation Rights Agreement, on the USA Closing Date, USA Seller shall convey, assign, transfer and deliver to USA Buyer, and USA Buyer shall accept the conveyance, assignment, transfer and delivery from USA Seller, of the Designation Rights in respect of the USA Remaining Stores identified in the Designation Rights Agreement.

6.5.2 Wind-Down of Canadian Retained Stores. Commencing immediately following the earlier to occur of the Canadian Closing and the Expiration Date (the "Canadian Wind-Down Commencement") and ending no later than three (3) months following the Canadian Wind-Down Commencement (such date that is 3 months following the Canadian Wind-Down Commencement or, if earlier, the date of the closure of the last Canadian Retained Store, the "Canadian Final Closure Date"), Canadian Seller shall wind down and terminate the operation of all of the Canadian Retained Stores in accordance with the wind-down provisions contained in Sections 16.4 and 16.6 of the License Agreement, provided that Canadian Seller agrees that (a) for purposes of clarification, for this purpose, the Liquidation Period (as defined in the License Agreement) shall be three (3) months following the Canadian Wind-Down Commencement, (b) during such wind-down period, Buyer shall permit Canadian Seller to use the Business Records and the Business Software to the extent reasonably required by Seller to operate the Canadian Retained Stores and to complete the wind-down, and (c) Canadian Seller shall bear all costs and expenses associated with the wind-down of the Canadian Retained Stores, including any and all landlord consent or termination fees. Prior to the closing of the Canadian Retained Stores, Canadian Seller will, to the maximum extent permitted by applicable Canadian Law, operate the Canadian Retained Stores in compliance with the terms of the License Agreement that survive early termination thereof as specified in the first sentence of Section 16.2 of the License Agreement, including payment of all royalties due under Section 7 thereof, provided that, following the Canadian Wind-Down Commencement, (i) royalties shall be payable weekly to TDSF by wire transfer of immediately available funds, and (ii) the refurbishment obligations of Seller under Section A of the Refurbishment Amendment to License and Conduct of Business Agreement dated August 29, 2007 (effective as of June 6, 2007), among TDSF, TCP and Seller shall be, and shall be deemed to be, terminated without any further demand, notice or other action on the part of Buyer, TDSF, Seller or their respective Affiliates, and Canadian Seller shall, as of the Canadian Wind-Down Commencement, be released by Buyer, TDSF and their respective Affiliates from any and all obligations pertaining thereto. Canadian Seller shall continue to accept Disney Dollars as a means of payment at the Canadian Retained Stores in accordance with the License Agreement through the wind-down and closure of the Canadian Retained Stores.

6.5.3 Termination of License Agreement. The License Agreement shall terminate for all purposes (i) as to all Stores located in the United States and as to the territory of the United States and its territories and possessions as of the USA Closing Date and (ii) as to all Canadian Retained Stores and as to the territory of Canada as of the Canadian Final Closure Date. Following such termination of the License Agreement, neither Seller nor any of its Affiliates shall have any rights or obligations under the License Agreement, including no right or license to use the Licensed Materials (as defined in the License Agreement), to sell Disney Merchandise, to operate any Facilities (as defined in the License Agreement) or to exercise, use or enjoy any of the other rights or licenses granted by TDSF under the License Agreement. For purposes of clarification, the parties acknowledge that, following the Canadian Final Closure Date, as a result of such termination of the License Agreement, Seller shall no longer be obligated to maintain the Two Million Dollar ($2,000,000) TDSF Self-Help Fund letter of credit required under the License Agreement.

6.5.4 Alternative Canadian Retained Stores Wind-Down. Notwithstanding the other provisions of this Section 6.5, at the election of Canadian Buyer in its sole discretion to be exercised by providing written notice to Canadian Seller at least two (2) Business Days prior to the Canadian Closing, Canadian Buyer may treat the Canadian Retained Stores in the same manner as the USA Remaining Stores hereunder, such that Canadian Buyer shall take possession and control of each of the Canadian Retained Stores upon the Canadian Closing for purposes of conducting Store Closing Sales of the inventory located therein, with the obligation of Canadian Buyer to pay Carrying Costs incurred in connection therewith and the right of Canadian Buyer to receive and retain all revenues therefrom, subject to the following adjustments and modifications to the terms and conditions of this Agreement to take effect only in the event of Canadian Buyer's election under this Section 6.5.4:

(a) The Acquired Assets would include (i) the furniture, fixtures, equipment and other tangible personal property located in the Canadian Retained Stores, (ii) the Canadian Retained Stores Inventory as of the Canadian Closing Date, (iii) the Canadian Retained Stores Dollars and Tickets as of the Canadian Closing Date, (iv) cash-on-hand in the Canadian Retained Stores as of the Canadian Closing Date, (v) the Canadian Retained Stores Supplies as of the Canadian Closing Date, and (vi) Permits for the Canadian Retained Stores;

(b) The purchase price for the Canadian Acquired Assets as specified under Section 2.7.3(a) (and as paid and adjusted under Sections 2.7.3(c) and 2.8) would be adjusted to include Canadian Buyer's purchase of the Canadian Retained Stores Inventory, the Canadian Retained Stores Dollars and Tickets and the cash-on-hand in the Canadian Retained Stores as of the Canadian Closing;

(c) Canadian Buyer would be provided with the opportunity (but not the obligation) to offer employment to the employees of Seller located in the Canadian Retained Stores, subject to and in accordance with the provisions of Section 6.4;

(d) The representations, warranties and covenants of the parties hereunder applicable to the USA Remaining Stores would apply equally to the Canadian Retained Stores (except as otherwise provided in the following subparagraph (e)), and the terms of the Transitional Services Agreement would be applicable to the Canadian Retained Stores in addition to any other Stores specified therein;

(e) For purposes of clarification, the Designation Rights and the Designation Rights Agreement would not apply to the Canadian Retained Stores, but it would be explicitly understood and agreed with respect to the Canadian Retained Leases that by taking possession and control of the Canadian Retained Stores during the Wind-Down Period, Canadian Buyer would not be assuming any Leases or other Contracts with respect thereto and, to the maximum extent permitted by applicable Canadian Law, Canadian Buyer would only be responsible to Landlords under the Canadian Retained Leases for (i) payment of minimum and other direct occupation costs pursuant to the Canadian Retained Leases, solely for the Wind-Down Period; (ii) any damage to the Canadian Retained Stores as a result of the negligence of Canadian Buyer or for those whom Canadian Buyer is responsible at law; (iii) complying with the reasonable rules and regulations of the Landlords under the Canadian Retained Leases applicable to the Canadian Retained Stores provided that the same do not interfere with Store Closing Sales; and (iv) complying with reasonable insurance requirements of Landlords with respect to Canadian Buyer's activities in the Canadian Retained Stores during the Wind-Down Period. Without limiting the generality of the foregoing, (1) Canadian Buyer would not be responsible for paying any amounts with respect to arrears of rent or accelerated rent no matter how arising under the Canadian Retained Leases, (2) Canadian Buyer would be permitted to remove all remaining inventory and all furniture, fixtures, equipment and other tangible personal property in the Canadian Retained Stores, including machinery, computers, cash registers, tools, parts, supplies and motor vehicles from the Canadian Retained Stores, free and clear of all claims and interference of and from the Landlords and those claiming under them, provided that Canadian Buyer would remain responsible for any damage caused to the Canadian Retained Stores as a result of such removal, and (3) Canadian Buyer would have no obligation to restore the Canadian Retained Stores to the state that existed when the original tenant(s) under the Canadian Retained Leases took possession thereof at the commencement of the term(s) of the Canadian Retained Leases;

(f) The License Agreement would terminate immediately upon the Canadian Closing Date with no obligation on the part of Seller to wind-down the operation of the Canadian Retained Stores; and

(g) Any other appropriate adjustments or modifications to the terms and conditions of this Agreement as would be reasonably necessary in order to give effect to the election by Canadian Buyer to treat the Canadian Retained Stores in the same manner as the USA Remaining Stores and as would be satisfactory to Buyer and Seller in their respective business judgment.

Canadian Seller will use commercially reasonable efforts to obtain, as promptly as practicable following the date hereof, the approval of the Canadian Insolvency Court of the terms of this Section 6.5.4, including subparagraph (e).

6.5.5 Preservation of Claims. Notwithstanding any provision of this Section 6.5 or any other provision of this Agreement, the Mutual Release or the Release Agreement to the contrary, Seller acknowledges and agrees that nothing contained in this Agreement, the Mutual Release or the Release Agreement shall constitute a release, discharge or waiver of any claim against Seller that Buyer, TDSF, DEI or their respective Affiliates are entitled to make as an unsecured creditor in the Bankruptcy Proceedings, including claims for royalties due by Seller to TDSF or its Affiliates arising under the License Agreement before the Applicable Petition Date and third party indemnity claims for which Seller is liable to TDSF or its Affiliates under the License Agreement that are pending before the Applicable Petition Date or for which Seller or Buyer has received notice before the Applicable Petition Date (but excluding other claims for other amounts due under the License Agreement arising before the Applicable Petition Date), all of which claims of Buyer, TDSF, DEI and their respective Affiliates are hereby expressly reserved and maintained.

6.6 Additional Covenants of Seller Prior to the Applicable Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Applicable Closing Date, except as otherwise consented to or approved by Buyer in writing, Seller covenants and agrees that:

6.6.1 Seller will provide its full cooperation in all regards necessary to effectuate the closing of the Private Sale, including: (a) preparing and executing transfer and other documents necessary and appropriate to the Private Sale; (b) collecting, compiling, and providing all reasonably available information, books and records, and documents that may be requested by Buyer regarding all aspects of Seller's activities and assets; (c) consistent with its fiduciary duty, opposing any claims by third-parties that may materially adversely affect or interfere with the effectuation and closing of the Private Sale; and (d) preparing and filing all necessary and appropriate pleadings and documents to obtain approval of the Private Sale, and supporting such approval, in any Bankruptcy Proceeding;

6.6.2 Seller shall provide Buyer and its Representatives full access to the offices, properties (including all Stores, Warehouses and Acquired Assets), books and records, and Representatives of Seller and its Affiliates (including Acquired Store Employees and the Other Store Employees) pertaining to the Entire Disney Store Business for purposes of conducting due diligence and ensuring the compliance by Seller with its obligations under this Agreement;

6.6.3 Seller shall use commercially reasonable efforts to maintain good relationships with licensors, suppliers and others having business dealings with Seller or its Affiliates with respect to the Entire Disney Store Business;

6.6.4 Seller shall not transfer, assign, dispose of or otherwise create any Encumbrances on any Acquired Assets or the USA Remaining Stores;

6.6.5 Seller shall use commercially reasonable efforts to cause the Acquired Assets and the USA Remaining Stores to be maintained, preserved and operated in all material respects in the ordinary course of business in accordance with past practices, including using commercially reasonable efforts to maintain (and not permit to terminate or lapse in any manner) each trade letter of credit issued in respect of any Acquired Inventory until such Acquired Inventory has been paid for in full either by Seller or by the issuer of such trade letter of credit, subject to the following: (i) Seller shall not be required to order new inventory, (ii) Seller shall not be required to pay for On-Order Unpaid Merchandise, but, with respect to all On-Order Unpaid Merchandise, if, by April 14, 2008, Buyer has provided Seller with written notice that Buyer desires to acquire any particular On-Order Unpaid Merchandise as selected by Buyer in its sole discretion, then Seller shall permit and authorize Buyer to acquire such On-Order Unpaid Merchandise in such manner as Buyer may determine in its sole discretion (whether by assumption of the vendor contract or purchase order pursuant to which such merchandise has been ordered, cancellation of the vendor contract or purchaser order pursuant to which such merchandise has been ordered and entering into a replacement thereof, or otherwise), and, upon Buyer's request, Seller will provide reasonable cooperation to Buyer in its negotiations and efforts to acquire such On-Order Unpaid Merchandise, including authorizing in writing any applicable vendor to permit the assumption or replacement by Buyer of any vendor contract or purchase order pertaining to On-Order Unpaid Merchandise (for purposes of clarification, any On-Order Unpaid Merchandise not selected by Buyer by written notice to Seller on or prior to April 14, 2008 for purchase hereunder may, at Seller's election in its sole discretion, be cancelled at any time following April 14, 2008), (iii) Seller shall cease the sale and distribution of Disney-branded Gift Cards (as defined in the License Agreement); and (iv) Seller shall not relocate any USA Acquired Inventory or Canadian Acquired Inventory in anticipation of a Bifurcated Closing;

6.6.6 Seller shall maintain insurance now in force with respect to the Acquired Assets and the USA Remaining Stores, and pay or cause to be paid all costs and expenses with respect thereto;

6.6.7 Except to the extent unenforceable under the ipso facto clause under the Bankruptcy Code, Seller shall perform its obligations under the Acquired Agreements, including the timely payment of all rents, fees, accounts payable and other obligations that accrue after the Applicable Petition Date until the Applicable Closing Date, and Seller shall not enter into any new Contract, or amend, modify or terminate any Acquired Agreement without the prior written consent of Buyer;

6.6.8 Seller shall maintain and protect all of the Seller Information Technology;

6.6.9 Seller shall disclose the Mutual Release to the Bankruptcy Court, the Canadian Insolvency Court, and any and all creditor committees formed in connection with the Bankruptcy Proceedings;

6.6.10 Seller shall, as soon as reasonably practicable following the Applicable Petition Date, provide (i) actual notice of the Private Sale to every known creditor of Seller, including all taxing authorities, and (ii) public notice of the Private Sale in a manner designed to provide notice throughout the United States and Canada (e.g., via national newspapers, national editions of newspapers, etc.), each such notice in subparagraphs (i) and (ii) to include a statement that the Private Sale will be free and clear of all Encumbrances, including successor liability;

6.6.11 Seller shall not take, or agree to take, any action that would make any representation or warranty of Seller contained in this Agreement untrue or incorrect as of the date when made or as of any future date (as if made as of such date) or that could prevent the satisfaction of any closing condition set forth in Article III; and

6.6.12 Seller shall provide Buyer and its Representatives with reasonable cooperation and shall use commercially reasonable efforts to enable Buyer to negotiate and place orders for new inventory, at Buyer's sole expense, with licensors, suppliers and others having business dealings with Seller or with TCP with respect to the Entire Disney Store Business.

6.7 Reimbursement of Prepaid Rent. In the event that, prior to the Applicable Closing, Seller prepaid monthly rent for the Acquired Stores being acquired at the Applicable Closing for the month in which the Applicable Closing occurred, Buyer will, within sixty (60) days following the Applicable Closing, reimburse Seller for the portion of such prepaid rent that is allocable (on a daily, pro rata basis) to the period following the Applicable Closing, as determined in good faith by Buyer.

6.8 Transitional Services Agreement. Prior to the USA Closing, TCP Services Co. and Buyer will negotiate in good faith with respect to, and use their commercially reasonable efforts to agree upon, terms and conditions of the Transitional Services Agreement that are satisfactory to each such party in its respective business judgment, provided that the Transitional Services Agreement shall (i) authorize Buyer to obtain from TCP Services Co. transitional services for up to six (6) months following the USA Closing (or in the case of a Bifurcated Closing, the Canadian Closing, if applicable) with respect to distribution, point-of-sale, financing and accounting in substantially the manner and form currently provided (or as otherwise mutually agreed by Buyer and TCP Services Co.), (ii) terminate all or any part of such transitional services upon thirty (30) days prior written notice to TCP Services Co., and (iii) provide that Buyer shall pay TCP Services Co. an amount of consideration for such services to compensate TCP Services Co. for providing such services. Upon the USA Closing, TCP Services Co. and Buyer shall enter into the Transitional Services Agreement, which is a condition precedent to the USA Closing as set forth in Sections 3.6.6 and 3.7.5.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the USA Closing:

7.1.1 by written consent of each of Seller and Buyer;

7.1.2 by either Seller or Buyer if:

(a) a Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(b) the USA Closing shall not have occurred on or before the Expiration Date (other than due principally to the failure of the party seeking to terminate this Agreement to perform any obligations under this Agreement required to be performed by it at or prior to the USA Closing);

7.1.3 by Buyer if there is a default or breach by Seller with respect to the due and timely performance of any of its covenants or agreements contained herein, or if the representations or warranties of Seller contained in this Agreement shall have become inaccurate, in either case such that the conditions set forth in Section 3.6 would not be satisfied and such breach or default or inaccuracy is not curable or, if curable, has not been cured or waived within five (5) Business Days after written notice to Seller specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction;

7.1.4 by Seller if there is a default or breach by Buyer with respect to the due and timely performance of any of its covenants or agreements contained herein, or if the representations or warranties of Buyer contained in this Agreement shall have become inaccurate, in either case such that the conditions set forth in Section 3.7 would not be satisfied and such breach or default or inaccuracy is not curable or, if curable, has not been cured or waived within five (5) Business Days after written notice to Buyer specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction;

7.1.5 by Buyer, at any time on or before 12:00 noon, Pacific Time, on April 14, 2008, if Buyer is dissatisfied with the results of its due diligence investigation of Seller, the Entire Disney Store Business, the Acquired Stores, the Acquired Assets, the transactions contemplated hereby or any related matters as determined by Buyer in its sole discretion (and without obligation to specify any reason for such determination); or

7.1.6 by Buyer, at any time commencing upon the later of (x) Seller's delivery of the Seller Schedules to Buyer in final form and (y) the date of this Agreement and, in either case, ending on the fifth (5th) Business Day thereafter, if Buyer is dissatisfied with any of the disclosures contained in the Seller Schedules as determined by Buyer in its sole discretion (and without obligation to specify any reason for such determination).

7.2 Procedure and Effect of Termination.

7.2.1 In the event of termination and abandonment of the transactions contemplated by this Agreement pursuant to Section 7.1, written notice thereof shall forthwith be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated by this Agreement shall be abandoned, without further action by any of the parties.

7.2.2 In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders, other than the provisions of Article VIII (except for Sections 8.1, 8.8 and 8.19), which shall survive the termination of this Agreement. Nothing contained in this Section 7.2. shall relieve any party from liability for any breach of this Agreement.

ARTICLE VIII

GENERAL

8.1 Non-Survival. Except for the covenants and conditions to be performed after the Applicable Closing, the representations, warranties, covenants and agreements of the parties hereto contained in this Agreement or in any certificate delivered pursuant hereto shall expire upon the Applicable Closing Date. Effective upon the Applicable Closing Date, each of Seller and Buyer shall be deemed to have waived any breaches of representations and warranties contained in this Agreement that pertain to the assets acquired pursuant to the Applicable Closing.

8.2 Entire Agreement. The provisions contained herein (including any annexes, schedules and documents attached hereto or delivered herewith), in the Related Agreements and/or in any other agreement or document entered into or delivered in connection with the consummation of the transactions contemplated by this Agreement, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede and replace any and all previous agreements among the parties, whether written or oral, with respect to such subject matter. No statement or inducement with respect to the subject matter hereof by any party hereto or by any agent or representative of any party hereto that is not contained in this Agreement or such related annexes, schedules, agreements and documents shall be valid or binding among the parties.

8.3 Annexes and Schedules. The annexes and schedules to this Agreement, as designated herein and attached hereto or delivered separately under the terms hereof (including the Seller Schedules), shall each be deemed to form an integral part of this Agreement and to be incorporated herein as if herein set out in full. Capitalized terms used in the annexes and schedules (including the Seller Schedules) and not otherwise defined therein shall have the respective meanings ascribed to them in this Agreement. The inclusion of any information in any Seller Schedules shall not be deemed to be an admission or acknowledgment by any party that such information is required to be listed on such Seller Schedules or is material to or outside the ordinary course of the Business. In addition, no information included in any of the Seller Schedules shall change the characterization of any liability as a Retained Liability.

8.4 Amendments. Except as otherwise provided herein, no provision of this Agreement may be modified, supplemented, or amended except by a written instrument duly executed by each of the parties hereto. Any such modifications, supplements or amendments shall not require additional consideration to be effective.

8.5 Assignment. Neither this Agreement nor any rights or obligations under it are Transferable (directly, indirectly, by operation of law, change of control (e.g., merger, consolidation, amalgamation, stock (or share) sale, sale of substantially all assets), pledge, hypothecation or otherwise) by any party without the prior written consent of the other parties, which consent may be granted or withheld in each party's sole discretion. Subject to the foregoing, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and assigns. No assignment shall release the assignor from any of its obligations hereunder.

8.6 Effect of Headings. The headings and subheadings of the sections of this Agreement are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the agreements, terms, covenants or conditions of this Agreement in any manner.

8.7 Counterparts; Facsimile and Electronic Signatures. This Agreement and any other agreement or document delivered hereunder may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures to this Agreement and any other agreement or document delivered hereunder (or signatures to such agreements delivered by importable document format or other similar electronic format) shall be effective.

8.8 Publicity and Reports. Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement, and no party shall issue, or permit its Affiliates to issue, any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior written consent of the other party; provided, that nothing herein will prohibit either party from issuing or causing publication of any press release, publicity statement or other public notice to the extent that such action is required by, or is determined to be advisable by such party in its business judgment under, applicable Law or the regulations of any securities exchange, securities trading system or similar regulatory body applicable to such party or its Affiliates.

8.9 Confidentiality. Except as otherwise required by any applicable Law or any regulation of any securities exchange, securities trading system or similar regulatory body, Buyer, on the one hand, and Seller, on the other hand, agree not to disclose to any third party (other than to their Affiliates and their and their Affiliates' Representatives on a need-to-know basis only) or permit any third party to disclose or use (other than the right of Seller or Buyer or their Affiliates or their and their Affiliates' respective Representatives to use for purposes of this Agreement and the Related Agreements) any non-public, confidential or proprietary information (the "Confidential Information") that either party or its Affiliates or any of its or its Affiliates' Representatives makes available to the other party or its Affiliates or any of its or its Affiliates' Representatives in connection with this Agreement, including any Confidential Information disclosed by one party to the other party in connection with this Agreement at any time prior to the date hereof. Each of Buyer, on the one hand, and Seller, on the other hand, further agree not to use any such Confidential Information of the other in violation of any applicable securities Laws, including prohibitions thereunder pertaining to trading on material inside information. Such Confidential Information shall include the negotiations leading to this Agreement and the Related Agreements, the terms and conditions (including economic, legal and other terms) of this Agreement, the Related Agreements and any agreement referred to herein or therein, information that one party may have caused to deliver to the other party that the delivering party has designated as "Confidential" or "Proprietary" or in like words or information that is generally treated as proprietary (such as financial and operational information), whether or not in written form and whether or not designated as confidential. Confidential Information shall not include information that: (i) is or becomes publicly known (other than as a result of a breach of this Agreement or any other legal duty by the receiving party, its Affiliates or its or its Affiliates' Representatives), (ii) is lawfully received by the receiving party from a third party on a non-confidential basis, which third party is not to the knowledge of the receiving party bound in a confidential relationship with the disclosing party, (iii) is generated independently by or for the receiving party without the use of Confidential Information of the disclosing party, or (iv) is required by law to be disclosed. If a receiving party, its Affiliates or its or its Affiliates' Representatives are requested or required to disclose any of the Confidential Information of a disclosing party in an investigatory, legal, regulatory or administrative proceeding, such receiving party will, to the extent possible, provide the disclosing party with prompt notice thereof and, except in the case of a Tax Proceeding or the Bankruptcy Proceedings, the disclosing party may seek a protective order or other appropriate remedy. If no such order or remedy is obtained, then the receiving party may, without liability hereunder, disclose in such proceeding that portion of the Confidential Information of the disclosing party that the receiving party's legal counsel has advised the receiving party it is legally required to disclose. Each of the parties hereto agrees that it shall be responsible for any disclosure of Confidential Information by its Affiliates and its and its Affiliates' Representatives that would constitute a breach of this Section 8.9.

8.10 No Third Party Beneficiaries. Nothing in this Agreement is intended, or shall be deemed, to confer any rights or benefits upon any Person other than the parties hereto or to make or render any such other Person a third-party beneficiary of this Agreement, except to the extent that an Affiliate of either party or any officers, directors, agents, representatives, employees, successors or assigns of a party or any of its Affiliates have any rights under this Agreement.

8.11 Notices. Unless otherwise specified herein, all notices, requests, demands, consents and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given when hand delivered, or upon delivery when sent by express mail, courier or other recognized overnight mail or next day delivery service, charges prepaid, or three (3) Business Days following the date mailed when sent by registered or certified United States mail, postage prepaid, return receipt requested, or when deposited with a public telegraph company for immediate transmittal, charges prepaid, or when sent by facsimile, with a confirmation copy sent by recognized overnight mail or next day delivery, charges prepaid, addressed as follows:

If to Buyer, addressed to:

T2 Acquisition, LLC
T1 WDC Inc.
c/o The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521-1030
Facsimile: (818) 569-5146
Attention: General Counsel

with copies (which shall not constitute notice) to:

The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521-1018
Facsimile: (818) 556-3889
Attention: Chief Financial Officer

and

The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521-1018
Facsimile: (818) 562-1813
Attention: Jim Kapenstein, Managing Vice President

If to Seller, addressed to:

Hoop Retail Stores, LLC
c/o Hoop Holdings LLC
915 Secaucus Road
Secaucus, NJ 07094
Facsimile:  (201) 808-5637
Attention:  General Counsel

and

Traxi LLC
120 West 45th Street
New York, New York 10036
Facsimile: (212) 465-1919
Attention: Perry Mandarino

with copies (which shall not constitute notice) to:

Hoop Retail Stores, LLC
c/o Hoop Holdings LLC
915 Secaucus Road
Secaucus, NJ 07094
Facsimile:  (201) 808-5637
Attention:  Chief Financial Officer

or such other address or facsimile number as may be designated by either party hereto by written notice to the other in accordance with this Section 8.11.

8.12 Expenses. Except as otherwise expressly provided in this Agreement, including in the following sentence, each of Seller and Buyer shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby and the fees, expenses and disbursements of their respective accountants and counsel. Seller and Buyer shall each pay one-half of any filing fees under the HSR Act.

8.13 Interest. All arrearages in the payment of any sums due to either party hereto under the provisions of this Agreement shall bear interest from the due date until paid at the lesser of (i) the per annum amount that is equal to two percent (2%) plus the Prime Rate and (ii) the highest rate of interest then allowable pursuant to applicable Law.

8.14 Waivers. No release, discharge or waiver of any provision hereof shall be enforceable against or binding upon any party hereto unless in writing and executed by a duly authorized officer of each of the parties hereto. Neither the failure to insist upon strict performance of any of the agreements, terms, covenants or conditions hereof, nor the acceptance of monies due hereunder with knowledge of a breach of this Agreement, shall be deemed a waiver of any rights or remedies that either party hereto may have or a waiver of any subsequent breach or default in any of such agreements, terms, covenants and conditions.

8.15 Construction. This Agreement has been fully reviewed and negotiated by the parties hereto and their respective counsel. Accordingly, in interpreting this Agreement, no weight shall be placed upon which party hereto or its counsel drafted the provision being interpreted and prior drafts of this Agreement shall be disregarded and inadmissible as proof or indication of the intent of the parties or for any other purpose in the event of any other controversy regarding the meaning, construction or interpretation of this Agreement.

8.16 Severability. If any term or provision of this Agreement shall be found to be void or contrary to applicable Law, such term or provision shall be deemed to be severable from the other terms and provisions hereof, but only to the extent necessary to bring this Agreement within the requirements of such Law, and the remainder of this Agreement shall be given effect as if the parties had not included the severed term herein; provided, that if the party that would be adversely affected by such severance demonstrates that a material inducement to its entering into this Agreement would be materially impaired, such party shall be entitled to seek an adjudication that this Agreement should be terminated on that ground.

8.17 Governing Law; Venue; Remedies; Waiver of Jury Trial.

8.17.1 Except to the extent that certain matters may be governed by United States federal law, this Agreement shall be deemed to have been entered into in the State of California and shall be interpreted and construed in accordance with the laws of the State of California applicable to agreements executed and to be performed therein by each party hereto.

8.17.2 After the Applicable Closing Date, any legal proceeding arising in connection with this Agreement, the Related Agreements or any other related agreement shall be submitted for trial exclusively before the United States Bankruptcy Court for the Central District of California with respect to matters relating to USA Seller or USA Buyer and before the Ontario Superior Court of Justice with respect to matters relating to Canadian Seller or Canadian Buyer, and the parties hereby submit to the jurisdiction of each such court and consent to service of process outside of the State of California and the Province of Ontario pursuant to the requirements of each such court in any matter subject to it.

8.17.3 Each party hereby acknowledges and agrees that, in the event of any breach or prospective breach of this Agreement, the remedies of each party shall include, without limitation, money damages (if and to the extent available), any form of equitable relief, including any temporary restraining order, preliminary injunction, permanent injunction, specific performance or any other form of relief in equity (if such relief is available and such party is able to satisfy the requirements necessary to obtain such relief), and any other right or remedy available to such party as a result of such breach under this Agreement, at law, in equity or otherwise. The parties acknowledge and agree that money damages may not be an adequate remedy for a breach of this Agreement and that a non-breaching party may, in its sole discretion, apply for a temporary restraining order, a preliminary injunction, a permanent injunction, specific performance or other form of equitable relief (without the posting of any bond or other security) as may be just and proper in order to enforce the applicable provision of this Agreement or prevent any violation thereof. Any such equitable relief shall not be exclusive and any party seeking such relief shall also be entitled to seek and enforce any other right or remedy available to it, including money damages.

8.17.4 WITH RESPECT TO ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS IT MAY HAVE TO DEMAND A JURY TRIAL. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY EACH PARTY. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH SUCH COUNSEL. EACH PARTY FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER.

8.18 Limitation of Liability. Notwithstanding anything contained herein to the contrary, no party shall be liable under this Agreement to the other party for any punitive, exemplary, consequential, incidental, indirect or special damages (including loss of profits) based upon breach of warranty, breach of contract, negligence, strict liability and tort, or any other legal theory.

8.19 Release Agreement. Seller and Buyer shall, on or prior to the USA Closing Date, enter into a mutual release agreement (the "Release Agreement"), by and between Buyer and Seller, substantially in the form to be attached hereto as Annex L after the preparation thereof and approval thereof by the parties in their respective business judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers all as of the day and year first above written.

"USA BUYER"		"CANADIAN BUYER"

T2 ACQUISITION, LLC		T1 WDC INC.

By:	/s/ James M. Kapenstein	By:	/s/ James M. Kapenstein
	Name: James M. Kapenstein		Name: James M. Kapenstein
	Title: Vice President		Title: Vice President

"USA SELLER"		"CANADIAN SELLER"

HOOP RETAIL STORES, LLC		HOOP CANADA, INC.

By:	/s/ Perry M. Mandarino	By:	/s/ Perry M. Mandarino
	Name: /s/ Perry M. Mandarino		Name: /s/ Perry M. Mandarino
	Title: Chief Restructuring Officer		Title: Chief Restructuring Officer

Only with respect to the specific matters relating to TCP Services Co. as set forth herein:

"TCP SERVICES CO."

THE CHILDREN'S PLACE SERVICES COMPANY, LLC

By:	/s/ Charles Crovitz
Name: Charles Crovitz
Title: Chief Executive Officer

GUARANTEE BY DEI

Disney Enterprises, Inc., a Delaware corporation ("Guarantor"), acknowledges that it owns a material interest, directly or indirectly, in USA Buyer and Canadian Buyer and therefore stands to benefit substantially from the transactions contemplated by this Agreement. Accordingly, as a material inducement to Seller to enter into this Agreement, which Seller would not have done in the absence of this guarantee, Guarantor hereby absolutely and unconditionally guarantees to Seller the full and timely performance of all of the financial obligations of Buyer under the terms and conditions of this Agreement, including any amendments, modifications, extensions or compromises thereof, required to be performed by Buyer (collectively, the "Obligations"). Guarantor acknowledges and agrees that: (i) Upon demand from Seller, the obligations of Guarantor shall become immediately due and payable, without demand, presentment, protest, notice of acceptance, or notice of any obligations incurred, each of which is expressly waived by Guarantor; (ii) this guarantee shall be binding upon Guarantor notwithstanding the addition, substitution or release of any Person primarily or secondarily liable for any Obligation, the bankruptcy, insolvency or other inability to pay or perform of Buyer, or any other act or omission that might in any manner or to any extent vary the risk of Guarantor or otherwise operate as a release or discharge of Guarantor; and (iii) Guarantor shall not, until the final payment and performance in full of all Obligations, exercise any rights against Buyer arising as a result of payment by Guarantor hereunder, by way of subrogation, reimbursement, restitution, setoff, recoupment, counterclaim or otherwise. Guarantor represents and warrants to Seller that this guarantee has been duly and validly executed by Guarantor and constitutes the legally valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms. Capitalized terms used herein without definition have the meanings assigned thereto in the Agreement. The terms of Article VIII of the Agreement are hereby incorporated into this guarantee as if set forth in full herein, with the exception that references to "Buyer" therein shall be deemed to be references to "Guarantor" for purposes of this guarantee. This guarantee shall terminate and be rendered null and void (i) in the event of the termination of this Agreement prior to the USA Closing or (ii) one (1) year following the USA Closing Date.

Disney Enterprises, Inc., a Delaware corporation

By:	/s/ David K. Thompson
Name: David K. Thompson
Title: Senior Vice President Assistant General Counsel and Secretary

List of Annexes

Annex A	Acquired Stores Schedule

Annex B	Bankruptcy Sale Order

Annex C	Canadian Retained Stores Schedule

Annex D	Form of Designation Rights Agreement

Annex E	Form of Escrow Agreement

Annex F	Form of Transitional Services Agreement

Annex G	USA Remaining Stores Schedule

Annex H	Acquired Agreements

Annex I	Acquired Car Leases

Annex J	Form of Headquarters Assignment and Assumption Agreement

Annex K	Form of Bill of Sale and Assignment and Assumption Agreement

Annex L	Form of Release Agreement